UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DRS INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

4210
(Primary Standard Industrial Classification Code Number)

20-5914452
(I.R.S. Employer Identification Number)

8245 SE 36th Street
Mercer Island, Washington 98040
Telephone:  (866) 991-9960
(Address, including zip code, and telephone number,
 including area code, of registrant’s principal executive offices)

Daniel Mendes, President
DRS Inc.
8245 SE 36th Street
 Mercer Island, Washington 98040
Telephone:  (866) 991-9960
 (Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
Jeffrey M. McPhaul, Esq.
Munck Carter, LLP
12770 Coit Road, Suite 600
Dallas, Texas  75251
Telephone:  (972) 628-3600

From time to time after the effective date of this Registration Statement
(Approximate date of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

 If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

 If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

 If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer," "accelerated filer,” and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (Shares)	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $.001(3)	1,500,000	$0.68	$1,020,000	$73

(1)  Estimated solely for purposes of computing the registration fee in accordance with Rule 457(c) under the Securities Act, based upon the average of the high and low prices for the common stock on the OTC Bulletin Board on July 2, 2010.

(2) Represents shares issuable upon the exercise of a stock option by the selling security holder.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 6, 2010

PROSPECTUS

DRS INC.
1,500,000 Shares of Common Stock

This Prospectus relates to the resale by the selling security holder of up to 1,500,000 shares of our common stock. The shares offered by this prospectus are shares issuable to G2 International, Inc., the selling security holder, upon the exercise of a stock option. We will not receive any proceeds from the sale of common stock by the selling security holder, but will receive proceeds if the stock option is exercised. We will pay the expenses of registering these shares.

The selling security holder may sell the shares from time to time at prevailing market prices or in negotiated transactions. Sales may be made directly to purchasers or through brokers or to dealers, who are expected to receive customary commissions or discounts. The selling security holder may be deemed to be an “underwriter,” as such term is defined in the Securities Act of 1933.

Our common stock is quoted on the OTC Bulletin Board under the trading symbol “DRSX.” On July 1, 2010, the last reported sales price of our common stock was $0.68.

Investing in our common stock involves significant risks. See “Risk Factors” beginning on page 2 to read about factors you should consider before buying our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is _______________, 2010.

All references in this prospectus to “DRS,” “the company,” “we,” “us” or “our” mean DRS Inc.

You should rely only on the information contained in this prospectus and any supplement to this prospectus. Neither we nor the selling security holder have authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. The selling security holder is offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

PROSPECTUS SUMMARY

This summary highlights some information contained in this prospectus. It is not complete and does not contain all of the information that may be important to you. We urge you to read the entire prospectus carefully, including the “Risk Factors” and our financial statements and the related notes included in this prospectus, before deciding to invest in shares of our common stock.

The Company

DRS Inc. is a corporation that was formed under the laws of the State of Nevada on November 17, 2006. Since inception, we have engaged in the business of removing drywall and other rubbish from construction sites for disposal and recycling. We also operate as a drywall installation subcontractor. We primarily operate in the state of Washington.

We maintain our executive offices at 8245 SE 36th Street, Mercer Island, Washington 98040. Our mailing address is Post Office Box 726, Bothell, Washington 98041-0726 and our telephone number is (866) 991-9960.  Our web address is www.drywallrecycle.com.  Information contained on our website is not part of this prospectus.

Securities Offered by the Selling Security Holder

G2 International, Inc. is offering up to 1,500,000 shares of common stock, consisting of shares issuable to such selling security holder upon the exercise of outstanding options.

Use of Proceeds

The selling security holder will receive all of the net proceeds from the sale of the common stock offered by it under this prospectus. We will not receive any proceeds from the sale of such common stock. We would, however, receive proceeds from the exercise of outstanding options to purchase up to 1,500,000 shares of common stock that are held by the selling security holder. The selling security holder is not obligated to exercise these options, and there can be no assurance that it will do so. If all of these options were exercised, we would receive gross proceeds of $105,000. Any proceeds we receive from the exercise of these options will be used for working capital and general corporate purposes.

Plan of Distribution

The selling security holder may sell the shares from time to time at prevailing market prices or in negotiated transactions. Sales may be made directly to purchasers or through brokers or to dealers, who are expected to receive customary commissions or discounts.

Summary Financial Data

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

	As of March 31, 2010 (Unaudited)	As of June 30, 2009 (Audited)
Balance Sheet
Total assets	$1,441,298	$1,280,235
Total liabilities	$1,502,314	$1,433,012
Shareholders equity (deficit)	$(61,034)	$(152,687)

	Three Months Ended	Nine Months Ended	Year Ended
	March 31, 2010 (Unaudited)	March 31, 2010 (Unaudited)	June 30, 2009 (Audited)
Income Statement
Revenue	$306,582	$1,347,507	$3,497,655
Total expenses	$773,796	$2,083,086	$4,095,432
Net income (loss)	$(467,214)	$(735,579)	$(597,777)

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before you purchase any of our common stock. If any of these actually occurs, our business, financial condition or results of operations could suffer. In this event you could lose all or part of your investment.

Risks Related to Our Business

The inclusion of a going concern qualification in our audited financial statements may make it difficult for us to raise additional capital.

Our auditors have included an explanatory paragraph in their report accompanying our audited financial statements for the years ended June 30, 2009 and 2008 relating to a substantial doubt about our ability to continue as a going concern. This qualification may make it more difficult for us to raise additional capital when needed. Our auditors believe that there are conditions that raise substantial doubt about our ability to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability of reported assets or liabilities should we be unable to continue as a going concern.

We have a limited operating history and have losses which we expect to continue into the future.  There is no assurance our future operations will result in profitable revenues.  If we cannot generate sufficient revenues to operate profitably, we may suspend or cease operations.

We were incorporated in November 2006 and have a limited operating history.  We derive all revenues from drywall installation, removal, hauling and recycling services. Since inception, we have incurred significant net losses. We incurred net losses of $ 579,777 and $ 333,278 for the twelve months ended June 30, 2009 and June 30, 2008, respectively, and $735,579 for the nine months ended March 31, 2010. As of March 31, 2010, we had an accumulated deficit of $12,363,062. While we believe that our operating history since inception has shown that we can compete in our local marketplace, we can provide no assurance that our sales will increase in the future and/or that our sales will not continue to decline as evidenced during the last several quarters during the severe downturn in housing construction. We are a young company in a very competitive marketplace, and as such, run a risk of not being able to compete effectively. Our ability to achieve and maintain profitability and positive cash flow is dependent, among other things, upon our ability to:

•	purchase equipment to reduce and/or eliminate leasing fees;
•	obtain jobs from sponsors of new construction and demolition projects;
•	add and maintain facilities necessary to process waste from drywall and other construction debris;
•	upgrade inventory control, marketing and information systems;
•	implement and maintain quality control procedures.

Based upon current plans, we expect to incur operating losses in future periods because we expect to incur expenses which will exceed revenues for an unknown period of time. We cannot guarantee that we will be successful in generating sufficient revenues to support operations in the future. Failure to generate sufficient revenues will cause us to go out of business and you could lose your investment.

We need to obtain additional financing which may not be available on acceptable terms, if at all.

We need additional funds to complete further development of our business plan to achieve a sustainable sales level, where ongoing operations can be funded out of current revenues.  There is no assurance that any additional financing will be available, or if available, that it will be on terms that will be acceptable to us.  Other than the secured loan of up to $100,000 described in this prospectus (See “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND CORPORATE GOVERNANCE”), we do not have any arrangements in place or contemplated with respect to future financings.  We may have difficulty obtaining additional funds as and if needed, and we may have to accept terms that would adversely affect our shareholders. Additional equity financings are likely to be dilutive to holders of our common stock and debt financing, if available, may involve significant payment obligations and covenants that restrict how we operate our business.

Because Daniel Mendes and George Guimont collectively own approximately 78% of our common stock, they will collectively control our operations.

Daniel Mendes and George Guimont, who collectively constitute our entire board of directors and serve as executive officers and employees of DRS, collectively own 13,876,156 shares (or approximately 78%) of our 17,785,718 total outstanding shares (as of July 1, 2010), and therefore control the Company.  As a result, Messrs. Mendes and Guimont will collectively have the power to elect all of our directors and entirely control our operations.

   Our operating results may fluctuate significantly based upon outside factors that are difficult to predict. As such, our inability to plan for or withstand long term downturns in operations due to such factors may require us to suspend or cease operations.

    We operate in an industry which fluctuates and subject to rapid change. Such fluctuations are likely as a result of a number of factors, including the demand fluctuations in the housing market and competition from existing and new competitors. The building and building materials industries, from time to time, experiences significant downturns characterized by diminished demand. These downturns in such industries may be severe and prolonged, and could delay or hinder the market acceptance of our services and seriously impact our revenues and harm our business, financial condition and results of operations. Accordingly, our quarterly results may vary significantly as a result of the general conditions in the building and building materials industries, which could cause our stock price to decline.

    A significant interruption in the building and building materials industry could disrupt our operations.

   We are heavily dependent upon the building and building materials industry. Any significant interruption, whether as a result of a natural disaster, sustained long term economic conditions that depress demand in the building industry or other causes, could significantly impair our ability to operate our business on a day-to-day basis and could have a material adverse effect on our results of operations and financial condition.

    Currrent economic conditions relating to the housing and building industries and credit markets adversely affect our operations.

    Due to the current national housing market slowdown and retracting credit markets, there are added risks to our business plan that have already had an adverse effect on our revenue base. If housing starts in the Pacific Northwest, including the states of Washington and Oregon, continue on a downward trend, it could materially affect certain segments of our operation, in which case we would need to further scale back our operations and suspend our growth plans.

    Compliance with government regulations applicable to us could have a material adverse effect on our business, financial condition and results of operations.

Our facility is subject to licensing and reporting requirements by a number of governmental authorities. These governmental authorities include federal, state and local health, environmental, labor relations, sanitation, building, zoning, fire, safety and other departments. Changes in any of these laws or regulations could have a material adverse effect on our business, financial condition and results of operations. We do not foresee any material effects of current federal, state, or local regulation on any aspect of our operations.

In addition, the primary processing plant we utilize, which is operated by Drywall Recycling Services, Inc., is subject to regulations relating to the processing of scrap drywall. If Drywall Recycling Services, Inc. fails to meet applicable regulatory standards, we may be forced to dispose of drywall scrap through manufacturers, which could potentially increase our disposal costs.

The loss of key personnel or our inability to attract and retain qualified personnel could significantly disrupt our business.

Our continued success largely will depend on the efforts and abilities of our executive officers and other key employees. We rely heavily on our President, Daniel Mendes and our Secretary/Treasurer, George Guimont, for our success.  Their experience and input create the foundation for our business and they are responsible for directing and controling our activities.  Should we lose the services of Mr. Mendes or Mr. Guimont, for any reason, we will incur costs associated with recruiting replacements and delay in our operations.  If we are unable to replace either Mr. Mendes or Mr. Guimont with another suitably trained individual or individuals, we may be forced to scale back or curtail our business plan.  As a result of this, your investment in us could become devalued.

Both Mr. Mendes and Mr. Guimont each currently own and operate separate drywall companies and spend at least 40 hours and 10 hours, respectively, each week at their respective outside companies. Neither individual currently has an employment contract with the Company.  Each individual currently devotes an average minimum time of 15 hours per week to the company. Therefore, we run the risk of key personnel running into conflicts of time and ability to effectively manage us and the other companies they control.

In addition, our success will depend upon our ability to attract and retain highly motivated and qualified employees. The inability to recruit and retain such individuals may have a material adverse effect on our business or results of operations.

Our lack of diversification may affect business if demand is reduced.

Our business is primarily centered on two services – subcontracting drywall services to general contractors and the scrapping of waste drywall from construction sites.  As such, if demand decreases in the building industry, the effect on our business, operating results and financial conditions would be adverse.

Risks Related to this Offering

FINRA sales practice requirements may limit a shareholder’s ability to buy and sell our stock.

The Financial Industry Regulatory Authority (“FINRA”) has adopted rules that relate to the application of the SEC’s penny stock rules in trading our securities and require that a broker/dealer have reasonable grounds for believing that the investment is suitable for that customer, prior to recommending the investment.  Prior to recommending speculative, low priced securities to their non-institutional customers, broker/dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information.  Under interpretations of these rules, the FINRA believes that there is a high probability that speculative, low priced securities will not be suitable for at least some customers.  FINRA requirements make it more difficult for broker/dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity and liquidity of our common stock. Further, many brokers charge higher transactional fees for penny stock transactions. As a result, fewer broker/dealers may be willing to make a market in our common stock, reducing a shareholder's ability to resell shares of our common stock.

This offering may have an adverse impact on the market price of our common stock.

This prospectus relates to the sale or distribution of up to 1,500,000 shares of common stock by the selling security holder. The sale of this block of stock, or even the possibility of its sale, may adversely affect the trading market for our common stock and reduce the price available in that market.

Our Board of Directors’ right to authorize the issuance of shares of common stock in separate series could adversely impact the rights of holders our common stock.

Our Board of Directors has the right to authorize the issuance of shares of common stock in one or more series, and to fix the voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof, without further vote or action by shareholders. The terms of any new series of common stock, which may include priority claims to assets and dividends and special voting rights, could adversely affect the rights of the holders of our common stock and thereby reduce the value of our common stock. The issuance of preferred common stock could discourage certain types of transactions involving an actual or potential change in control of our company, including transactions in which the holders of our existing common stock might otherwise receive a premium for their shares over then current prices, otherwise dilute the rights of holders of our existing common stock, and may limit the ability of such shareholders to cause or approve transactions which they may deem to be in their best interests, all of which could have a material adverse effect on the market price of our common stock.

Our stock price may be volatile.

The market price of our common stock will likely fluctuate significantly in response to the following factors, some of which are beyond our control:

•	Variations in our quarterly operating results due to a number of factors, including but not limited to those identified in this “Risk Factors” section;
•	Changes in financial estimates of our revenues and operating results by securities analysts or investors;
•	Changes in market valuations of companies in the construction industry;
•	Announcements by us of commencement of, changes to, or cancellation of significant contracts or capital commitments;
•	Additions or departures of key personnel;
•	Future sales of our common stock;
•	Stock market price and volume fluctuations attributable to inconsistent trading volume levels of our stock; and
•	Commencement of or involvement in litigation.

We do not anticipate paying dividends.

We have never paid cash or other dividends on our common stock and do not anticipate doing so in the foreseeable future. Payment of dividends on our common stock is within the discretion of our Board of Directors and will depend upon our earnings, our capital requirements and financial condition, and other factors deemed relevant by our Board of Directors.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere that involve substantial uncertainties and risks. These statements relate to future events or our future financial performance. You should exercise extreme caution with respect to all forward-looking statements contained in this prospectus. Specifically, the following are forward-looking:

•	statements of expectations regarding our operations;
•	statements regarding our ability to achieve and/or maintain profitability over time;
•	statements regarding planned growth strategies;
•	statements regarding the impact of competition;
•	statements regarding our business strategy;
•	statements regarding potential outcomes of government reviews, inquiries, investigations and related litigation;
•	statements regarding anticipated legislation or regulatory environments, requirements or changes adversely affecting the businesses in which we are engaged;
•	statements regarding industry trends;
•	statements regarding anticipated customer demand;
•	statements regarding general economic conditions;
•	any statements using the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “if,” “may,” “might,” “will,” “should,” “plans,” “predicts,” “potential,” “continue” and similar words; and
•	any statements other than historical fact.

Potential investors are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements are predictions based on our current expectations about future events and reflect our beliefs and assumptions based upon information available to us as of the date of this prospectus. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including but not limited to the risks and uncertainties discussed under the heading “ Risk Factors” beginning on page 2 of this prospectus, and in our other filings with the SEC. We undertake no obligation to revise or update any forward-looking statement for any reason.

USE OF PROCEEDS

The selling security holder will receive all of the net proceeds from its sale of the common stock offered by this prospectus. We will not receive any proceeds from the sale of such common stock. We would, however, receive proceeds from the exercise of the option to purchase up to 1,500,000 shares of common stock that is held by the selling security holder.  The selling security holder is not obligated to exercise the option, and there can be no assurance that it will do so. If the option is exercised for the purchase of the full amount of shares thereunder, we would receive gross proceeds of $105,000. Any proceeds we receive from the exercise of these options will be used for working capital and general corporate purposes.

SELLING SECURITY HOLDER

The selling security holder listed below may offer and sell up to 1,500,000 shares of common stock, which represent shares underlying outstanding options. However, the selling security holder is not required to sell all or any of the shares listed below. Other than as disclosed in the notes to the table below, the selling security holder has not had any position, office or other material relationship with us during the past three years.

The following table sets forth the number of shares that are, to our knowledge, beneficially owned as of July 2, 2010, by the selling security holder prior to the offering contemplated by this prospectus, the number of shares such selling security holder is offering by this prospectus and the number of shares which it would own beneficially if all such offered shares are sold. The selling security holder may sell all, some or none of its shares in this offering. In accordance with the rules of the SEC, the table gives effect to the shares of common stock that could be issued upon the exercise of outstanding options within 60 days of July 2, 2010.

Selling Security Holder	Shares Beneficially Owned Before Offering	Number of Shares Offered		Beneficial Ownership After Offering
				Shares	Percent
G2 International, Inc.	1,500,000	1,500,000	(1)	0	0

(1)
Represents 1,500,000 shares issuable upon exercise of an option to purchase common stock at a price of $0.07 per share that expires on July 2, 2011. Gust Kepler is the principal officer of the selling security holder and has voting control and investment discretion over these shares. See “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND CORPORATE GOVERNANCE.”

PLAN OF DISTRIBUTION

The selling security holder and any of its pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of the shares that are included in the registration statement of which this prospectus forms a part on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

The selling security holder may use any one or more of the following methods when selling shares:

•	directly as principal;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	to cover short sales made in compliance with applicable laws and regulations;
•	broker-dealers may agree with the selling security holder to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling security holder may also sell shares under Rule 144 under the Act if available, rather than under this prospectus.

Broker-dealers engaged by the selling security holder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holder (or, if any broker-dealer acts as an agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved. We are not aware of any definitive selling arrangement at the date of this prospectus between any selling security holder and any broker-dealer or agent.

Upon our being notified by the selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed by us, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

•	The name of the selling security holder and of the participating broker-dealer(s);
•	The number of shares involved;
•	The price at which such shares were sold;
•	The commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;
•	That such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and
•	Other facts material to the transaction.

The selling security holder may from time to time pledge or grant a security interest in some or all of the shares owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell shares from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holder under this prospectus.

The selling security holder may also transfer the shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling security holder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the selling security holder and/or the purchasers.

If the selling security holder uses this prospectus for any sale of the shares, it will be subject to the prospectus delivery requirements of the Securities Act. The selling security holder will be responsible to comply with the applicable provisions of the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, including, without limitation, Regulation M, as applicable to such selling security holder in connection with resales of its shares under this registration statement.

We will pay all fees and expenses incident to the registration of the shares being offered by the selling security holder, but we will not receive any proceeds from the sale of the shares except for, upon exercise, the exercise price of options.

BUSINESS

Business Overview

DRS Inc. was incorporated under the laws of the state of Nevada on November 17, 2006.  We operate as a drywall subcontractor. Since inception, most of our business has been conducted in the state of Washington, with only incidental business being done in the state of Oregon.  We work primarily in the residential sector and provide drywall services for single and multi-family housing, as well as new construction and remodels. As a drywall subcontractor, we are responsible for the stocking (providing required materials including sheetrock) and installation (or “hanging”) of drywall, scrapping of excess waste material, finishing the installation of drywall with a “taping and mudding” process, applying a coat of primer and “texturing” (or wall decoration) of the surface leaving a finished product that is “paint ready.” The work is performed by our “journey level” hangers and tapers.

We also perform drywall “scrapping” and recycling services. Such services include removal of scrap drywall debris from job sites for drywall subcontractors. We charge drywall subcontractors for such services based on the total square footage of sheetrock that was originally delivered to the job site. All of the drywall we scrap is recycled.

The process of "drywall scrapping" entails us sending employees to our customers' construction job sites in our trucks designed with industry specific dump ends and tarping systems. At the job site, the employees will physically pick up clean "new" drywall scrap left after drywall hangers have installed drywall on a job and have left the excess cut pieces on the floor. Typically, approximately 20% of new drywall material delivered to a job site becomes “scrap.”  Our employees then load it onto our trucks and broom sweep the site as part of our service.

Scrap is hauled to our yard in Woodinville, Washington. When we have accumulated at least 30 tons of scrap product, we contract with a trucking company to haul it either to one of several drywall manufacturers in the Northwest region of the United States, or to Drywall Recycling Services Inc., a fertilizer processing plant in Ridgefield, Washington.  The drywall manufacturers we utilize for disposal charge a fee based on the weight of the material delivered to them. Resource Recovery Services, Inc., a recycling company, coordinates the disposition of reclaimed sheetrock at several local manufacturing plants. We pay Resource Recovery Service, Inc. a per ton rate for scrap that we deliver to the manufacturers. These manufacturers then process the material and use it in the manufacturing of new drywall. When we take the scrap sheetrock to the fertilizer processing plant, we pay the operator a fee per ton to accept and process the product.

To expand our drywall installation business into new states, we plan to approach some of the general contractors we currently work with such as Camwest Builders, Lyle Homes and DR Horton, to evaluate potential opportunities to service their operations in other states.

We plan to expand our drywall scrapping and recycling services by identifying the largest drywall contractors in a region through local drywall supply houses. We also expect that some large drywall contractors that we currently work with in Washington state will utilize our services in other markets.

Sources of Drywall Materials

The majority (over 90%) of the drywall materials we use as a drywall contractor are purchased from Building Specialties, Inc. Materials are purchased as needed and delivered by Building Specialties, Inc. directly to each individual job site.

Competition

The market for drywall subcontract work and drywall scrapping in the United States is very large, but also dependent upon national economic forces, regional economies and the number of housing starts.  On a national scale during the ten year period from 1996 to 2005, an average of over 1,350,000 single family homes were built annually (according to "Housing Facts, Figures and Trends" produced by NAHB Public Affairs & NAHB Economics, May 2007).  The average finished area of homes built in the United States was over 2,300 square feet (see "Housing Facts, Figures and Trends" produced by NAHB Public Affairs & NAHB Economics, May 2007). A standard multiplier commonly used in the drywall industry to determine the amount of square footage of drywall used in a home is 3.5 times the home’s floor square footage.  Therefore, a 2,300 square foot house would use about 8,050 square feet of drywall (2,300 x 3.5).

As a drywall subcontractor, we establish prices based on square footage, with variation based on economic climate, volume, and other competitive factors. Generally speaking, an average current rate is approximately $.85 per square foot. Given this rate and an average house needing 8,050 square feet of drywall, one home would generate approximately $6,840 of revenue (8,050 x $.85).

Competition as a drywall subcontractor is fierce, especially in the wake of the economic downturn and subsequent drop in housing starts. Not only are there many established drywall subcontractors competing for a smaller finite amount of work, but the barriers to entry are low in this business. DRS, however, sees opportunity as the majority of its competitors are small and fragmented and do not have the financial backing to pursue work from large general contractors. We feel that if we can secure adequate financing, we can compete in the larger marketplace and grow by expanding with large multistate general contractors.

For our scrapping division, we estimate that an average of 20% waste is generated by drywall hangers, which would create approximately 1,610 square feet of scrap (8,050 x 20%) for an average house. At a weight of 1.6 pounds per square foot for 1/2" drywall, we estimate that approximately 2,576 pounds of scrap drywall is generated per house (1,610 x 1.6), or approximately 1.288 tons. If 1,350,000 homes are built in a year and 1.288 tons of drywall is scrapped from each home, then approximately 1,738,800 tons of scrap are estimated to be generated. This figure does not include drywall that may be used in garages, in multifamily buildings or in commercial and office buildings. Revenue generated in this business are based on rate per total drywall delivered to a jobsite. In the case of the average house using 8,050 square feet of drywall, the average rate would be about $.03 per square foot, generating approximately $241 in revenue (8050 x $.03).

Currently the majority of drywall scrap is sent to landfills.  DRS is committed to the process of scrapping and recycling gypsum wallboard, thus contributing to saving our environment.  Associated problems with disposing of scrap in landfills, other than the obvious capacity problems, are that the product may contaminate groundwater and cause odor problems.  Pockets of hydrogen sulfide gas can also develop, thereby presenting a possible health risk to landfill workers.

The majority of “scrapping” is done either by the drywall contractor itself, or by small one or two truck scrapping companies.  Most of this scrap is again taken to landfills where dump rates can be a considerable cost of operation.  Our company’s growth has paralleled our abilities to educate and convince clients of the advantages we provide in our disposal operation, the economics of a large-scale operation and other efficiencies.  We believe we can perform our service cheaper than a drywall company can do it itself, and in many cases in a more timely manner, with our larger, more flexible fleet.  Timeliness is a key factor for our customers, as the drywall process on a job cannot continue safely until the scrap is removed.  Our smaller competitors with only 1 or 2 trucks cannot offer the service that we can.

Even though there is a significant cost to the disposal of the material we pick up, DRS has established a competitive edge though our pricing structure with the recycling company that returns the scrap to manufacturers to make new gypsum wallboard or to the processing plant in Ridgefield, Washington that uses the scrap to make fertilizer. Many of our competitors simply take the scrap they collect directly to a dump facility that charges disposal rates that are substantially higher than what we pay.

Customers

The customer base for our services is diverse and we are not dependent upon any one customer to sustain our business. In total, we generated revenue from 363 different companies in the fiscal year ended June 30, 2009, and 159 customers in the quarter ended March 31, 2010. As such, though we work hard to maintain positive business relationships with all our customers, the loss of any one of our larger customers would not have a material adverse effect on our company’s survival.  We do not have contracts or written agreements with any of our customers. All customers are currently billed on a per job basis.

Intellectual Property and Labor

The Company has no patents, registered trademarks, licenses, franchises, concessions, royalty agreements or labor contracts. We use the common law trademarks “DRS” and our “Go Green with Blue” design.

Regulation

Our facility is subject to licensing and reporting requirements by a number of governmental authorities. These governmental authorities include federal, state and local health, environmental, labor relations, sanitation, building, zoning, fire, safety and other departments. Changes in any of these laws or regulations could have a material adverse effect on our business, financial condition and results of operations. We do not foresee any material effects of current federal, state, or local regulation on any aspect of our operations.

In addition, the primary processing plant we utilize, which is operated by Drywall Recycling Services, Inc., is subject to regulations relating to the processing of scrap drywall. If Drywall Recycling Services, Inc. fails to meet applicable regulatory standards, we may be forced to dispose of drywall scrap through manufacturers, which could potentially increase our disposal costs.

Research and Development

During our last two fiscal years the Company dedicated no funds to research and development.

Compliance with Environmental Laws

We do not believe that we are subject to any federal, state and local environmental laws and regulations which would have a material adverse effect upon our capital expenditures, net income or competitive position. As such we have not expended any capital resources on compliance with federal, state or local environmental laws. Nevertheless, new laws or regulations could have a material adverse effect on our business, financial condition and results of operations.

Employees

Other than our executive officers, we employ approximately 16 laborers, 1 salesman, 1 dispatcher, 1 supervisor, 18 drywall hangers, and 26 drywall tapers. The number of employees can change on a weekly basis depending on business levels. We do not currently have employment contracts with any of these personnel as they are “at will” employees.

Available Information

We are required to file annual, quarterly and current reports, as well as information/proxy statements with the SEC under the informational and periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The information and reports are filed electronically.  You may read copies of any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC also maintains an Internet site that will contain copies of the reports and information we file electronically.  The address for the Internet site is www.sec.gov.

Our web address is www.drywallrecycle.com.  Information contained on our website is not part of this prospectus.

DESCRIPTION OF PROPERTY

We maintain our principal corporate office at a facility owned by Daniel Mendes, which is located at 8245 SE 36th Street, Mercer Island, Washington 98040.  Mr. Mendes allows DRS to utilize our principal office space at no charge. This arrangement can be terminated at any time by us or Mr. Mendes.

We also maintain our principal operations facility at 5906-B 238th Street SE, Woodinville, Washington 98072. DRS leases theWoodinville operations facility from Northshore Properties, LLC. The lease, executed April 8, 2009 is on a 60 month basis and continues until terminated upon 60 days written notice by either party after the first 60 months. The monthly base rent for the facility is $3,425, however, we received a credit of $125 per month against base rent for the first 12 months. We are also responsible for our proportionate share of common area maintenance, property tax, insurance, sewer, water and electricity charges.

Management believes our current office and operations facilities are adequate for the Company’s current operational needs. If needed, we believe suitable alternative office and/or operations facilities could be obtained by us at reasonable rates.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

We urge you to read the following discussion in conjunction with our financial statements and the notes thereto beginning on page F-1. This discussion may contain forward-looking statements that involve substantial risks and uncertainties. Our actual results, performance or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including but not limited to the risks and uncertainties discussed under the heading “Risk Factors” beginning on page 2 of this prospectus, and in our other filings with the SEC. See “Special Note Regarding Forward-Looking Statements.”

Overview

The Company was incorporated in November 2006 and is engaged in the business of drywall installation, removal and recycling in the Northwest United States.

Critical Accounting Policies

The preparation of our financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. Our estimates are based on historical experience, other information that is currently available to us and various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions and the variances could be material.

Our critical accounting policies are those that affect our financial statements materially and involve difficult, subjective or complex judgments by management. We have identified the following critical accounting policies that affect the more significant judgments and estimates used in the preparation of our financial statements.

 Revenue Recognition

We recognize revenue from drywall removal jobs when the existence of an unconditional binding arrangement with a client is present, the work has been performed, our fees are determined and fixed, and the assurance of revenue collection is reasonably secured.

Long Lived Assets

We review for the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount.

Bad Debt Expense

We provide, through charges to income, a charge for bad debt expense, which is based upon management's evaluation of numerous factors, including economic conditions, a predictive analysis of the outcome of the current portfolio and prior credit loss experience.  Our reserve for bad debt was $56,073 at March 31, 2010, $166,792 at June 30, 2009 and $61,634 at June 30, 2008.

Liquidity & Capital Resources

Cash on hand at June 28, 2010 was $32,862, compared to $27,235 at March 31, 2010 and $18,481 at June 30, 2009.   Accounts receivable, net of our allowance for bad debt, was $180,329 at June 28, 2010, $611,461 at March 31, 2010 and $329,037 at March 31, 2009.

Net cash used in operations was $528,074 for the first nine months of fiscal 2010, compared to $64,327 for the first nine months of fiscal 2009.  The increase in cash used in operations was principally the result of an increase in our net loss, which was $735,579 for the nine months ended March 31, 2010, compared to $165,769 for the nine months ended March 31, 2009.  As noted below, the increase in our net loss was principally due to declining revenues and a contraction of our business operations during a difficult economic climate in the building industry.

We had decreases in accounts receivable of $282,424 and accounts payable of $21,139, and a $6,733 increase in prepaid expense, for the nine months ended March 31, 2010, compared to decreases in accounts receivable of $151,090 and prepaid expense of $58,288, offset by a $259,639 increase in accounts payable, for the nine months ended March 31, 2010.  Net cash used in operations was also impacted by the following non-cash items:

•	depreciation expense of $163,387 for the nine months ended March 31, 2010, compared to $24,330 for the nine months ended March 31, 2009;
•	consulting expense of $337,500 during the nine months ended March 31, 2010, with no comparable expense during the same period in fiscal 2009;
•	no bad debt expense for the nine months ended March 31, 2010, compared to $18,413 for the nine months ended March 31, 2009; and
•	interest expense of $3,448 for the nine months ended March 31, 2010, compared to $8,438 for the nine months ended March 31, 2009.

Investing activities consisted of equipment purchases and payment of security deposits.  We used $39,915 to purchase equipment during the nine months ended March 31, 2010 compared to $102,745 during the nine months ended March 31, 2009.  During the nine months ended March 31, 2009, we also paid security deposits of $12,901.

In the first nine months of fiscal 2010, we received $690,746 from financing activities consisting of sales of common stock ($482,750), loans from shareholders ($200,996) and the exercise of stock options ($7,000).  During the same period of fiscal 2009, we received $172,793 from financing activities consisting of sales of common stock of $145,343 and the receipt of subscriptions for common stock of $27,450.  In the nine months ended March 31, 2010 and March 31, 2009, we used $114,003 and $56,246, respectively, to pay down capital leases on vehicle equipment.

Although sales volume has decreased significantly over the previous year due to the economic environment and the need to consolidate operations to conserve cash resources, management believes that the local economy has bottomed out and home construction will start to expand. Several of our largest drywall installation and finish customers have increased their housing starts which we believe will equate to revenue growth over the next several quarters. Management also feels that as its equipment liability is reduced, it will have the option to either reduce overhead by paying the liability off to lower monthly lease and depreciation expenses or to sell off some assets that are currently not being fully utilized.

Accounts receivable aging was a considerable challenge during the 2009 fiscal year, but we believe that much of our uncollectable receivables have been written off and we experienced much better payment results during the first nine months of fiscal 2010.

Since 2008, we have financed a portion of our operations through the issuance of common stock and debt.  As of June 25, 2010, we have approximately $625,000 in notes payable that are classified as current liabilities.  The following is a summary of these financial obligations.

During fiscal 2009 and the first nine months of fiscal 2010, the Company issued notes payable to Daniel Mendes, who is a significant shareholder, director and President of the Company, and received proceeds of $303,000 from such notes.  The loans are secured by the receivables of the Company and mature on dates that range from April 2009 to March 2010.  Presently, Mr. Mendes plans to extend the notes for an additional year as they come due until such time as the Company is in a position to meet obligations thereunder. Although there was no stated interest on these notes, the Company has imputed an interest rate of 10.67% in our statements of operations for fiscal 2009 and for the nine months period ended March 31, 2009.

In January 2009, we borrowed $100,000 from Terry Wong, one of our principal shareholders.  This loan is secured by our receivables and bears interest at 12% per annum.  Under the terms of the loan, we agreed to pay interest monthly and the note was to mature on February 1, 2010.  On January 25, 2010, we entered into a letter agreement with Mr. Wong extending the maturity date of the Wong loan until February 1, 2012; provided, however, that Mr. Wong can call the loan at any time on 30 days notice.

In October 2008 we borrowed $200,000 from Eric Landerholm.  This loan is secured by our receivables, cash on hand and equipment and bears interest at 10% per annum.  Under the terms of the loan, we agreed to pay interest monthly and the balance was due on December 25, 2009. Although the note matured, Mr. Landerholm has verbally agreed to extend the term of the note. Effective November 20, 2009, we entered into a letter agreement with Mr. Landerholm extending the maturity date of the Landerholm loan until November 30, 2011; provided, however, that Mr. Landerholm can call the loan at any time on 30 days notice.

 Even if our lenders continue to extend the maturity date of our loans, we believe that we will need additional financing to sustain current business operations without operational reductions.  We will also need additional financing to satisfy the above debt obligations and to fulfill our business plan.  We may not be successful in our efforts to raise additional funds. Our cash needs could be heavier than anticipated, in which case we could be forced to raise additional capital. At the present time, other than the G2 Note transaction (See “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND CORPORATE GOVERNANCE”), we have no commitments for any additional financing, and there can be no assurance that, if needed, additional capital will be available to us on commercially acceptable terms or at all.  Additional equity financings are likely to be dilutive to existing holders of our common stock and debt financing, if available, may involve covenants that restrict how we operate our business.

Going Concern Consideration

We have had continued losses in each of our years of operation and negative cash flows. Our independent registered public accounting firm’s report accompanying our audited financial statements for the fiscal years ended June 30, 2009 and 2008 includes an explanatory paragraph relating to the uncertainty about our ability to continue as a going concern. This qualification may make it more difficult for us to raise additional capital when needed. The accompanying financial statements do not include any adjustments relating to the recoverability of reported assets or liabilities should we be unable to continue as a going concern.

We have been able to continue based upon our receipt of funds from the issuance of equity securities and borrowings, and by paying expenses by issuing common stock. Based upon current plans, we expect to incur operating losses in future periods because we expect to incur expenses which will exceed revenues for an unknown period of time. We cannot guarantee that we will be successful in generating sufficient revenues to support operations in the future. As such, our continued existence will likely be dependent upon our continued ability to raise funds through the issuance of securities or borrowings, and our ability to acquire assets or satisfy liabilities by the issuance of stock. Management’s plans in this regard are to obtain other debt and equity financing until profitable operation and positive cash flow are achieved and maintained.

Results of Operations

For the Three Months Ended March 31, 2010 and March 31, 2009

Gross sales from drywall removal and other hauling were $306,582 and $1,066,590 for the three months ended March 31, 2010 and March 31, 2009, respectively.  Sales are billed to the client based upon the amount of debris removed, the type of debris, and transportation distances.

Gross margin on sales was $(41,703) and $442,753, for the quarters ended March 31, 2010 and March 31, 2009, respectively.

General and administrative expenses were $383,453 and $448,695, for the quarters ended March 31, 2010 and March 31, 2009, respectively.

As a result, our net loss from operations for the quarters ended March 31, 2010 and March 31, 2009 was $425,156 and $5,942, respectively.  After deducting the interest costs on the capital leases for our trucks and adding interest income, we incurred a net loss of $467,214 in the third quarter of fiscal 2010, compared to a net loss of $8,155 in the third quarter of fiscal 2009.

For the Nine Months Ended March 31, 2010 and March 31, 2009

Gross sales from drywall removal and other hauling were $1,347,507 and $2,747,542 for the nine months ended March 31, 2010 and March 31, 2009, respectively.  Sales are billed to clients based upon the amount of debris removed, the type of debris and transportation distances.

Gross margin on sales was $50,599 and $625,777, respectively, for the nine month periods.

General and administrative expenses for the nine months ended March 31, 2010 and March 31, 2009 were as follows:

	March 31,	March 31,
	2010	2009
Salaries & benefits	$145,069	$226,300
Automobile expense	0	7,056
Bad debt expense	0	18,413
Bank fees	3,648	1,141
Depreciation- office equipment	1,059	326
Insurance	30,465	48,950
Licenses	3,989	6,892
Marketing	338,027	31,251
Meals	213	4,334
Administration	4,525	72,656
Professionals & consulting fees	62,877	182,138
Facilities expense	81,495	123,449
Taxes	26,562	10,627
Telephone	0	31,866

Total	$697,929	$765,399

There were no salaries for the president and office help for the nine months ending March 31, 2010.  We do not anticipate any change in these costs for at least the next 6 months.

Salaries and benefits were reduced from $226,300 for the nine months ending March 31, 2009 to $145,069 for the nine months ending March 31, 2010 as a planned reduction to adjust to market conditions.

Bad debt expense decreased to zero for the nine months ended March 31, 2010, from $18,413 for the same period last year.

Insurance costs decreased from $48,950 for the nine months ended March 31, 2009 to $30,465 for the first nine months of fiscal 2010.

Marketing increased from $31,251 for the nine months ended March 31, 2009 to $338,027 for the nine months ended March 31, 2010 principally due to the compensation expense related to our issuance of 750,000 shares of common stock to a company for consulting services.  These shares were valued at the date of issuance based on the stock price at that time of $.45 per share.

Administration decreased from $72,656 for the nine months ended March 31, 2009 to $4,525 for the nine months ended March 31, 2010 due to the elimination of most corporate office expenses and other reductions.

Professionals and consulting fees decreased from $182,138 for the nine months ended March 31, 2009 to $62,877 for the nine months ended March 31, 2010 as a result of reduced needs.

Facilities expense decreased from $123,449 for the nine months ended March 31, 2009 to $81,495 for the nine months ended March 31, 2010 as a result of eliminating our Ridgefield, Washington facility.  However, facilities expense included an additional $19,398 for telephone expenses for the nine months ended March 31, 2010 as a result of our reclassification of telephone and communications expenses as facilities expenses.

Taxes increased from $10,627 for the nine months ended March 31, 2009 to $26,562 for the nine months ended March 31, 2010 as a result of revenue collection increases over the prior period.

Telephone expenses decreased from $31,866 for the nine months ended March 31, 2009 to zero for the nine months ended March 31, 2010 as a result of our reclassification of telephone and communications expenses as facilities expenses.

As a result of the foregoing, our net loss from operations for the nine months ended March 31, 2010 and March 31, 2009 was $647,330 and $139,622, respectively.  After deducting the interest costs on the capital leases for our trucks and adding interest income, we incurred a net loss of $735,579 in the first nine months of fiscal 2010, or about $0.04 per share, compared to $165,769 in the first nine months of 2009, or about $0.01 per share.

For the Years Ended June 30, 2009 and June 30, 2008

Gross sales from drywall removal and other hauling were $3,497,655 and $3,100,164 for the twelve months ended June 30, 2009 and June 30, 2008, respectively.  Sales are billed to the client based upon the amount of debris removed, the type of debris, and transportation distances.

Gross margin as a percent of sales was about 15% and 12% for the twelve months ended June 30, 2009 and June 30, 2008, respectively.  The gross margin percentage increased for 2009 mainly as a result of lower fuel costs.

General and administrative costs for the twelve months ended June 30, 2009 and June 30, 2008 were as follows:

	2009	2008

Salaries & benefits	$227,855	$109,500
Automobile expense	7,710	9,402
Bad debt expense	123,571	25,930
Bank fees	3,420	777
Depreciation- office equipment	2,967	1,296
Insurance	63,730	55,319
Licenses	9,092	6,463
Management consulting	181,162	176,014
Marketing	41,844	5,933
Meals	4,814	6,688
Administration	95,228	45,082
Professionals & consulting fees	47,473	74,924
Rent expense	190,771	106,587
Taxes	12,403	14,910
Telephone	43,564	29,432

Total	$1,055,604	$668,257

Although salaries and wages increased over the 2009 fiscal year in support of additional sales focus and growth prior to the industry cutbacks, salaries in general were reduced to match current sales levels, including management level positions.

Bad debt expense increased from $25,930 for the 2008 fiscal year to $123,571 for the 2009 fiscal year as a result of industry cutbacks, company failures and closures and overall cash flow shortages involving some of our customers.

Marketing costs increased from $5,933 for the 2008 fiscal year to $41,844 for the 2009 fiscal year.

Administration increased from $45,082 for the 2008 fiscal year to $95,288 for the 2009 fiscal year as a result of increases in facility costs, which have subsequently been reduced to match current sales levels.

Professionals and consulting fees decreased from $74,924 in the 2008 fiscal year to $47,473 for the 2009 fiscal year as a result of the Company not incurring additional public offering costs and management’s cutback of some consulting services. The Company achieved its goal of becoming a publicly traded company in February 2009.

Rent expense increase from $106,587 in the 2008 fiscal year to $190,771 for the 2009 fiscal year as a result of additional expense for the Ridgefield, Washington facility and new offices.

In May 2009, we entered into an operating agreement with Drywall Recycling Services, Inc., a Wyoming corporation, to operate our Ridgefield, Washington facility. This is expected to reduce monthly rent expense, saving $5,924 per month, reduce employee, power and other expenses to operate the facility, reduce sales staff overhead by one employee, and help conserve cash during the off season. DRS will receive 2% of all product sales generated through the operation of the facility, but has eliminated the financial burden of operating the facility.

To further lower our overhead, we vacated our previous main offices in April 2009, which reduced rent expense by $4,100 per month plus CAM charges.  We also vacated yard space we were using, which allowed us to eliminate other rental expense of $2,000 per month. We then moved to a new yard that has a smaller office to run operations that will have a monthly rent expense of $3,425 per month.

As a result, our net loss from operations for the twelve months ended June 30, 2009 and June 30, 2008 was $529,031 and $307,540, respectively.  After deducting the interest costs on the capital leases for our trucks and adding interest income, we incurred a net loss of $579,777 in fiscal 2009, or about $0.04 per share, compared to $333,278 in fiscal 2008, or about $0.02 per share.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership, as of July 1, 2010, of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, each of our directors and executive officers; and all of our directors and executive officers as a group.   The information presented below regarding beneficial ownership of our common stock has been presented in accordance with the rules of the SEC and is not necessarily indicative of ownership for any other purpose.  This table is based upon information derived from our stock records.  Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.  Except as otherwise listed below, the address of each person is c/o DRS Inc., Post Office Box 726, Bothell, Washington 98041. Applicable percentages are based upon 17,785,718 shares of common stock outstanding as of July 1, 2010.

	Beneficial Ownership
Name of Beneficial Owner	Shares	Percentage
Daniel Mendes Director, President and Principal Executive Officer	6,937,000	39.00%
George Guimont Director, Secretary/Treasurer and Principal Financial Officer	6,939,156	39.02%
G2 International, Inc. 13155 Noel Road Suite 1810 Dallas, Texas 75240	1,500,000(1)	7.78%
Karen Okazaki Wong 211 W. Prospect Street Seattle, Washington 98119	2,399,996(2)	12.25%
Terry Wong 211 W. Prospect Street Seattle, Washington 98119	2,399,996(3)	12.25%
All Executive officers and directors as a group (2 persons)	13,876,156	78.02%

(1)	G2 International, Inc. holds an option to purchase up to 1,500,000 shares of our common stock.
(2)
Includes 1,066,664 shares of common stock held or issuable in connection with options held of record by her husband, Terry Wong and the Terry Wong Trust, a trust controlled by Mr. Wong. Ms. Karen Okazaki Wong holds 333,333 shares of DRS common stock.  Additionally, Ms. Wong has options to purchase up to 999,999 shares of our common stock.

(3)
Includes 1,333,332 shares of common stock held or issuable in connection with options held of record by his wife, Karen Ozazaki Wong.  Mr. Terry Wong, personally and through his trust, the Terry Wong Trust, holds 266,666 shares of common stock.  Additionally, Mr. Wong, personally and through his trust, has Options to purchase up to 799,998 shares of our common stock

DIRECTORS AND EXECUTIVE OFFICERS

The following individuals serve as the directors and executive officers of our Company.  All directors of our Company hold office until the next annual meeting of shareholders or until their successors have been elected and qualified.  The executive officers of our Company are appointed by our Board of Directors and hold office until their death, resignation or removal from office.

Executive Officers and Directors	Age	Position(s) Held
Daniel Mendes	50	Director, President and Principal Executive Officer
George Guimont	59	Director, Secretary/Treasurer and Principal Financial and Accounting Officer

Daniel Mendes has served as a director of the Company since its inception on November 17, 2006 and George Guimont became a director on August 1, 2007.  From inception of the Company on November 17, 2006 to August 1, 2007, Mr. Mendes served as Secretary and Treaurer. On August 1, 2007, Mr. Mendes was appointed President and Mr. Guimont was appointed as Secretary and Treaurer. There are no arrangements or understandings between our directors and executive officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer, and there are no arrangements, plans or understandings as to whether non-management shareholders will exercise their voting rights to continue to elect the current Board of Directors. There are also no arrangements, agreements or understandings to our knowledge between non-management shareholders that may directly or indirectly participate in or influence the management of our affairs.

The following is a brief account of the business experience during at least the past five years of each director and executive officer.

Daniel Mendes - Director, President, and Principal Executive Officer

Mr. Mendes has served as a director and officer of the Company since its inception on November 17, 2006. On August 1, 2007, Mr. Mendes was appointed as President of the Company. As our President, Mr. Mendes oversees the physical operation and marketing of DRS as well as our daily business operations.  In addition to his interests in DRS, since 1996 Mr. Mendes has owned and served as vice president of Redhawk Construction, Inc., a construction company. Mr. Mendes manages all phases of operation including financial matters and growth development for Redhawk Construction.  From 1987 to 1996 Mr. Mendes served as a dock supervisor for Roadway Express, a freight carrier company. In his position with Roadway Express his duties were that of a dispatcher/dispatch manager. From 1984 to 1986 Mr. Mendes served as Alaska Operations Manager for Seaway Express, a tug and barge and roll-on railcar transportation company, where he was involved with management of all phases of the company’s operations. From 1982 to 1984 Mr. Mendes served as an Assistant Terminal Manager for Pacific Western Lines, a freight company with tug and barge, bulk cement, rail and trucking operations, where he managed employees in 5 different unions. Mr. Mendes graduated from Santa Clara University, Santa Clara, California in 1981 with a bachelor of science degree in Finance.

George Guimont - Director, Secretary/Treasurer and Principal Financial and Accounting Officer

Mr. Guimont has served as a director of the Company since August 1, 2007. On August 1, 2007, Mr. Guimont was also appointed as Secretary/Treasurer of the Company. In addition to his interests in DRS, since 1987, Mr. Guimont has owned and served as President of Living Homes Construction, a drywall installation company that specializes in custom homes and tenant improvement remodeling for commercial space. From 1977 to 1987 Mr. Guimont owned and served as president of Keizer Drywall, another drywall company specializing in residential remodels and custom homes. From 1976 to 1977 Mr. Guimont completed a two-year union apprentice program and worked as a journeyman drywaller until he started his own company. Mr. Guimont has a two-year degree in Finance and Banking from Pima College in Arizona.

Significant Employees

In addition to Messrs. Mendes and Guimont, Daniel Guimont, who was a former director and the Company’s initial President, is now employed by DRS Inc. as our operations and sales manager.  Daniel Guimont is the son of George Guimont, a director and our Secretary/Treasurer.

Involvement in Certain Legal Proceedings

To the best of our knowledge, during the past ten years, none of the Company's officers or directors were involved in any legal proceedings that are material to an evaluation of the ability or integrity of such directors and officers.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below shows the compensation of the Company's principal executive officers for the fiscal years ended June 30, 2009 and 2008.  No named executive officer's salary and bonus exceeded $100,000 in any of the applicable years. The following information includes the dollar value of base salaries, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Fiscal Year	Salary ($)	All Other Compensation ($)	Total ($)

Daniel Mendes Director, President and Principal Executive Officer	2009	0	0	0
	2008	$ 57,501	$ 9,400(1)	$ 66,901

George Guimont Director, Secretary/Treasurer and Principal Financial and Accounting Officer	2009	0	0	0
	2008	$ 42,000	0	$ 42,000

(1)	In addition to amounts drawn as salary in 2008, the Company paid Mr. Mendes’ car payments, the aggregate amount of which is noted in the column for All Other Compensation.

Narrative Disclosure to Summary Compensation Table

Neither Daniel Mendes nor George Guimont are currently drawing salaries or other compensation from the Company. We have not entered into employment agreements or consulting agreements with either of them. Moreover, there are no arrangements or plans in which we provide pension, retirement, perquisites or similar benefits for executive officers.

Although we do not currently compensate our officers, we reserve the right to provide compensation at some time in the future. Our decision to compensate our officers will depend on our available cash resources.

Outstanding Equity Awards

We have no equity compensation plans as of the date of this prospectus.

Compensation of Directors

The Company does not pay compensation to its directors for their service at this time.  We have no present plan for compensating our directors for their service.

Employment Contracts

As of the date hereof, we have not entered into employment contracts with any of our officers and do not intend to enter into any employment contracts until such time as our board of directors deems it prudent to do so.

Compensation Committee Interlocks and Insider Participation

The Company’s Board of Directors has not established a compensation committee. When necessary, the entire Board of Directors performs the tasks that would be required of a compensation committee. Daniel Mendes and George Guimont, both of whom serve as the sole officers and directors of DRS, have participated in deliberations concerning executive officer compensation. During the year ending June 30, 2009, none of our executive officers served as a member of the board of directors or the compensation committee, or committee performing an equivalent function, of any other entity that had one or more of its executive officers serving as a member of our board of directors or compensation committee.

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY AND
RELATED SHAREHOLDER MATTERS

Market Information

Our common stock is quoted on the OTC Bulletin Board under the symbol “DRSX.”  The following table shows the high and low bid prices for our common stock for each full quarter that the common stock has been quoted on the OTC Bulletin Board. This information has been obtained from the OTC Bulletin Board. The below quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Quarter Ended	High	Low
Fiscal Year 2010
March 31, 2010	$0.00	$0.00
December 31, 2009	$0.00	$0.00
September 30, 2009	$0.00	$0.00

On July 1, 2010, the last sale price of our common stock reported by the OTC Bulletin Board was $0.68.

Holders

Records of our transfer agent, Securities Transfer Corporation, indicate that as of July 1, 2010, we had 89 record holders of our common stock.  The number of registered shareholders excludes any estimate by us of the number of beneficial owners of shares of common stock held in “street name.”  As of July 1, 2010, we had 17,785,718 shares of our common stock outstanding.

Dividends

We have not declared or paid cash dividends on our capital stock and do not anticipate that we will declare or pay any cash dividends in the foreseeable future. Our current policy is to retain earnings, if any, to fund operations, and the development and growth of our business. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will be dependent upon our financial condition, operating results, capital requirements, applicable contractual restrictions, restrictions in our organizational documents, and any other factors that our Board of Directors deems relevant.

Securities Authorized for Issuance under Equity Compensation Plans

We have no equity compensation plans as of the date of this prospectus.

DESCRIPTION OF SECURITIES

DRS Inc. is authorized to issue 25,000,000 shares of common stock, par value $0.001 per share.  The Board of Directors may issue such shares of common stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions adopted by them. As of July 1, 2010, there were 17,785,718 shares of common stock outstanding held by 89 shareholders of record.

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, holders of our common stock who hold, in the aggregate, more than fifty percent of the total voting power can elect all of our directors and, in such event, the holders of the remaining shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to any act or action, except as otherwise provided by law.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future declaration of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities.

The ability to authorize additional undesignated series of common stock makes it possible for our Board of Directors to issue common stock with voting or other rights or preferences that could impede the success of an attempt to acquire us. These and other provisions may have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions are expected to discourage coercive takeover practices and inadequate takeover bids and are designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquiror outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND CORPORATE GOVERNANCE

During the 2009 fiscal year and for the nine months ended March 31, 2010, we generated sales revenues of $59,986 and $61,770, respectively, from Redhawk Construction Inc., a company in which Daniel Mendes is a 50% owner and holds the position of vice president. Daniel Mendes is a director and significant shareholder of the Company, as well as our President.

During the 2009 fiscal year and for the nine months ended March 31, 2010, we generated sales revenues of $15,945 and $6,000, respectively, from Living Homes Construction, which is owned by George Guimont, who is a director, and significant shareholder of the Company, as well as our Secretary/Treasurer.

George Guimont personally leases to the Company the majority of the equipment, vehicles and trucks that we use in our operations. The Company has entered into equipment rental agreements with Mr. Guimont with respect to such equipment as needed.  The rental agreements are on a month to month basis and the Company has deposited $227,681 as security with Mr. Guimont as of March 31, 2010 to secure the rental agreements.  The deposits are unsecured and non interest bearing. During the 2009 fiscal year and for the nine months ended March 31, 2010, the Company paid $ 303,104 and $ 101,228, respectively, to Mr. Guimont for rental of equipment.

During fiscal 2009 and the first nine months of fiscal 2010, the Company issued notes payable to Daniel Mendes, who is a significant shareholder, director and President of the Company, and received proceeds of $303,000 from such notes.  The loans are secured by the receivables of the Company and mature on dates that range from April 2009 to March 2010.  Although there was no stated interest on these notes, the Company has imputed an interest rate of 10.67% in our statements of operations for fiscal 2009 and for the nine months period ended March 31, 2009. In order to facilitate the G2 Note transaction (described below), Daniel Mendes executed a Subordination Agreement subordinating his interest in certain receiveables in favor of G2.

In January 2009, we borrowed $100,000 from Terry Wong, one of our principal shareholders.  This loan is secured by our receivables and bears interest at 12% per annum.  Under the terms of the loan, we agreed to pay interest monthly and the note was to mature on February 1, 2010.  On January 25, 2010, we entered into a letter agreement with Mr. Wong extending the maturity date of the Wong loan until February 1, 2012; provided, however, that Mr. Wong can call the loan at any time on 30 days notice.

On July 2, 2010 we issued a Secured Promissory Note (the “G2 Note”) to G2 International, Inc. (“G2”) in the principal amount of up to $100,000 which bears interest at a rate of 2% per annum. Under the terms of the G2 Note, G2 will advance up to $100,000 in principal.  The G2 Note obligations are payable upon demand in cash.  The G2 Note is also secured by certain Company receivables. In connection with the issuance of the G2 Note, we issued G2 a Stock Option Agreement that may be exercised to purchase up to 1,500,000 shares of common stock at a price of $0.07 per share. The G2 Stock Option Agreement expires one year from the date of issuance.

Director Independence

           Our securities are not currently listed on a national securities exchange or interdealer quotation system which would require that the Board of Directors include a majority of directors that are “independent.” At present, no members of our Board of Directors would qualify as “independent” directors as such term is defined in the Nasdaq Global Market listing standards.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no changes in or disagreements with our accountants on accounting and/or financial disclosure as of the date of this prospectus.

LEGAL PROCEEDINGS

There are no material pending legal or governmental proceedings relating to our Company or properties to which we are a party, and to our knowledge, there are no material proceedings to which any of our directors, executive officers, affiliates or shareholders are a party adverse to us or have a material interest adverse to us.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation and Bylaws provide that we must indemnify and hold harmless directors and officers of DRS Inc. as and to the extent permitted by laws of the state of Nevada.  One of our officers or directors could take the position that this duty on our behalf to indemnify the director or officer may include the duty to indemnify the officer or director for the violation of securities laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXPERTS

The audited financial statements included in this prospectus have been audited by Donahue Associates, L.L.P., independent certified public accountants and independent registered public accounting firm, to the extent and for the periods set forth in their report, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the shares of common stock offered under this prospectus will be passed on for us by Munck Carter, LLP, Dallas, Texas.

FINANCIAL STATEMENTS

Page
Audited Financial Statements For the Years Ended June 30, 2009 and June 30, 2008
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheets as of June 30, 2009 and June 30, 2008	F-3
Statements of Operations for the years ended June 30, 2009 and June 30, 2008	F-4
Statements of Cash Flows for the years ended June 30, 2009 and June 30, 2008	F-5
Statement of Changes in Shareholder’s Equity for the years ended June 30, 2009 and June 30, 2008	F-6
Notes to the Financial Statements for the years ended June 30, 2009 and June 30, 2008	F-7 – F-13

Financial Statements For the Nine Months and Quarters ended March 31, 2010 (Unaudited) and March 31, 2009 (Unaudited)
Balance Sheets as of March 31, 2010 (Unaudited) and June 30, 2009 (Audited)	F-14
Statements of Operations for the Nine Months and Quarters ended March 31, 2010 (Unaudited) and March 31, 2009 (Unaudited)	F-15
Statements of Cash Flows for the Nine Months ended March 31, 2010 (Unaudited) and March 31, 2009 (Unaudited)	F-16
Statement of Changes in Shareholder’s Deficit for the Nine Months ended March 31, 2010 (Unaudited) and March 31, 2009 (Unaudited)	F-17
Notes to the Financial Statements for the Nine Months ended March 31, 2010 and March 31, 2009	F-18 – F-22

DONAHUE ASSOCIATES, L.L.C.
27 BEACH ROAD, SUITE CO5-A
MONMOUTH BEACH, NJ.    07750
Phone: (732) 229-7723

Independent Auditor’s Report

The Shareholders,
DRS Inc.

We have audited the accompanying balance sheets of DRS Inc. as of June 30, 2009 and June 30, 2008 and the related statements of operations and changes in shareholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted by the Public Company Accounting Oversight Board in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements presented are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by the management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the balance sheets of DRS Inc. as of June 30, 2009 and June 30, 2008 and the related statements of operations and changes in shareholders’ equity, and cash flows for the years then ended, in conformity with generally accepted accounting principles generally accepted in the United States of America.
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 13 to the financial statements, the Company has suffered recurring losses and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are also discussed in Note 13.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Monmouth Beach, New Jersey
October 31, 2009

DRS Inc.
Balance Sheets
As of June 30, 2009 and June 30, 2008
ASSETS	2009	2008

Current assets:
Cash & short term deposits	$18,481	$50,525
Accounts receivable (net of allowance for bad debt)	329,037	314,944
Prepaid expenses	24,708	0
Total current assets	$372,226	$365,469

Other assets:
Fixed assets- net	645,330	289,191
Security deposits- related party	262,769	254,191

Total assets	$1,280,325	$908,851

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable & accrued expenses	$465,888	$116,430
Notes payable	300,000	150,000
Loan payable- shareholder	116,041	0
Capital lease payable- short term	153,963	76,123
Total current liabilities	$1,035,892	$342,553

Capital lease payable- long term	397,120	174,658

Shareholders' equity:
Common stock- $.001 par value, authorized 25,000,000 shares, issued and outstanding, 15,868,267 shares at 6/30/08 and
15,903,718 at 6/30/09	$15,903	$15,868
Additional paid in capital	11,458,893	11,423,478
Retained deficit	(11,627,483)	(11,047,706)
Total shareholders' equity	(152,687)	391,640

Total Liabilities & Shareholders' Equity	$1,280,325	$908,851

See the notes to the financial statements.

DRS Inc.
Statements of Operations
For the Years Ended June 30, 2009 and June 30, 2008

	2009	2008

Revenues:
Net revenues	$3,497,655	$3,100,164
Cost of revenues	(2,971,082)	(2,739,447)
Net revenues	$526,573	$360,717

General and administrative expenses:
General administration	$1,055,604	$668,257
Total general & administrative expenses	1,055,604	668,257

Net loss from operations	$(529,031)	$(307,540)

Other revenues (expenses):
Loss on asset disposal	(703)	0
Interest income	1,326	5,895
Interest expense	(51,369)	(31,633)

Net loss before provision for income taxes	$(579,777)	$(333,278)

Provision for income taxes	0	0

Net loss	$(579,777)	$(333,278)

Loss per common share:
Basic & fully diluted	$(0.04)	$(0.02)

Weighted average of common shares:
Basic & fully diluted	15,876,410	15,821,108

See the notes to the financial statements.

DRS Inc.
Statements of Cash Flows
For the Years Ended June 30, 2009 and June 30, 2008

	2009	2008
Operating Activities:
Net loss	$(579,777)	$(333,278)
Adjustments to reconcile net loss items
not requiring the use of cash:
Depreciation expense	126,012	69,851
Bad debt expense	123,571	25,930
Consulting expense	0	15,000
Interest expense	1,041	2,096
Loss on asset disposal	703	0
Changes in other operating assets and liabilities :
Accounts receivable	(137,664)	(19,076)
Prepaid expense	(24,708)	0
Accounts payable	349,458	(59,815)
Net cash used by operations	$(141,364)	$(299,292)

Investing Activities:
Security deposits	$(8,578)	$(14,510)
Purchase of equipment	(80,098)	(27,977)
Net cash used by investing activities	(88,676)	(42,487)

Financing Activities:
Issuance of common stock	$35,450	$90,000
Proceeds from notes payable	150,000	150,000
Loans from shareholder	115,000	0
Payment of capital lease	(102,454)	(59,684)
Net cash provided by financing activities	197,996	180,316

Net increase (decrease) in cash during the period	$(32,044)	$(161,463)

Cash balance at July 1st	50,525	211,988

Cash balance at June 30th	$18,481	$50,525

Supplemental disclosures of cash flow information:
Interest paid during the fiscal year	$50,328	$29,537
Income taxes paid during the fiscal year	$0	$0

See the notes to the financial statements.

DRS Inc.
Statement of Changes in Shareholder’s Equity
For the Years Ended June 30, 2009 and June 30, 2008

						Issue
	Common	Common	Paid in	Accumulated		Price Per
	Shares	Par Value	Capital	Deficit	Total	Share

Balance at June 30, 2007	15,734,934	$15,735	$11,318,610	$(10,714,428)	$619,917

Issued shares for services	20,000	20	14,981		15,001	$0.75

Issuance of common stock	113,334	113	89,887		90,000	$0.79

Net loss for the fiscal year				(333,278)	(333,278)

Balance at June 30, 2008	15,868,268	15,868	11,423,478	(11,047,706)	391,640

Issuance of common stock	35,450	35	35,415		35,450	$1.00

Net loss for the fiscal year				(579,777)	(579,777)

Balance at June 30, 2009	15,903,718	$15,903	$11,458,893	$(11,627,483)	$(152,687)

See the notes to the financial statements.

DRS Inc.
Notes to the Financial Statements
For the Years Ended June 30, 2009 and June 30, 2008

1.	Organization of the Company and Significant Accounting Principles

DRS Inc. (the “Company”) is a privately held corporation formed in November 2006 in the state of Nevada. The Company removes drywall and other rubbish from construction sites for disposal and recycling.  The Company operates mainly in the state of Washington.

Use of Estimates- The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make reasonable estimates and assumptions that affect the reported amounts of the assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses at the date of the financial statements and for the year they include.  Actual results may differ from these estimates.

Cash- For the purpose of calculating changes in cash flows, cash includes all cash balances and highly liquid short-term investments with maturity dates of three months or less.

Fixed Assets- Fixed assets are stated at cost. Depreciation expense is computed using the straight-line method over the estimated useful life of the asset. The following is a summary of the estimated useful lives used in computing depreciation expense:

Office equipment	3 years
Vehicles	5 years
Equipment	3 years
Furniture & fixtures	5 years

Expenditures for major repairs and renewals that extend the useful life of the asset are capitalized.  Minor repair expenditures are charged to expense as incurred.

Long Lived Assets- The Company reviews for the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount.

Income taxes- The Company accounts for income taxes in accordance with the Statement of Accounting Standards No. 109  (SFAS No. 109), "Accounting for Income Taxes".  SFAS No. 109 requires an asset and liability approach to financial accounting and reporting for income taxes.  Deferred income tax assets and liabilities are computed annually for differences between financial statement and income tax bases of assets and liabilities that will result in taxable income or deductible expenses in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income.  Valuation allowances are established when necessary to reduce deferred tax assets and liabilities to the amount expected to be realized.  Income tax expense is the tax payable or refundable for the period adjusted for the change during the period in deferred tax assets and liabilities.

Revenue Recognition- The Company realizes revenues from drywall removal jobs when the existence of an unconditional binding arrangement with a client is present, the work has been performed, the Company fees are determined and fixed, and the assurance of the revenue collection is reasonably secured.

Bad Debt Expense- The Company provides, through charges to income, a charge for bad debt expense, which is based upon management's evaluation of numerous factors.  These factors include economic conditions, a predictive analysis of the outcome of the current portfolio and prior credit loss experience. The Company’s reserve for bad debt is $166,792 at June 30, 2009 and $61,634 at June 30, 2008.

Recent accounting pronouncements:

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 provides guidance for using fair value to measure assets and liabilities. It also responds to investors’ requests for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value and the effect of fair value measurements on earnings. SFAS 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. The standard does not expand the use of fair value in any new circumstances, but provides clarification on acceptable fair valuation methods and applications. SFAS 157 was effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The adoption of SFAS 157 will not have a material affect on the Company’s consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The adoption of SFAS 159 will not have a material affect on the Company’s consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS 141(R)”). SFAS 141(R) establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination or a gain from a bargain purchase and determines what information to disclose to enable users of financial statements to evaluate the nature and financial effects of the business combination. SFAS 141(R) is effective for financial statements issued for fiscal years beginning after December 15, 2008. The adoption of SFAS 141(R) will not have a material affect on the Company’s consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities-an amendment of FASB Statement No. 133” (“SFAS 161”). SFAS 161 updates guidance regarding disclosure requirements for derivative instruments and hedging activities. It responds to constituents’ concerns that FASB Statement No. 133 does not provide adequate information about how derivative and hedging activities affect an entity’s financial position, financial performance, and cash flows. SFAS 161 is effective for financial statements issued for fiscal years and interim period beginning after November 15, 2008. The adoption of SFAS 161 will not have a material affect on the Company’s consolidated financial statements.

2. Fair values of Financial Instruments

Cash, accounts receivable, prepaid expenses, security deposits, accounts payable and accrued expenses, capital leases payable, notes payable, and loan payable- shareholder in the balance sheet are estimated to approximate fair market value at June 30, 2009 and June 30, 2008.

3.  Net Loss per Share

The Company applies SFAS No. 128, Earnings per Share to compute net loss per share. In accordance with SFAS No. 128, basic net loss per share has been computed based on the weighted average of common shares outstanding during the years. Diluted net loss per share gives the effect of outstanding common stock equivalents of the warrants outstanding. The effects on net loss per share of the common stock equivalents, however, are not included in the calculation of net loss per share since their inclusion would be anti-dilutive.

Net loss per common share has been computed as follows:

	2009	2008

Net loss	$(579,777)	$(333,278)

Total common shares outstanding	15,903,718	15,868,268

Weighted average of shares outstanding	15,876,410	15,821,108

Loss per common share:
Basic & fully diluted	$(0.04)	$(0.02)

4. Concentration of Credit Risks

The Company’s president and secretary have provided personal guarantees on some of the leased vehicles discussed in Note 9. A withdrawal of this support may have a material adverse effect on the Company’s ability to lease equipment.

5.  Provision for Income Taxes

Provision for income taxes is comprised of the following:	2009	2008

Net loss before provision for income taxes	$(579,777)	$(333,278)

Current tax expense:
Federal	$0	$0
State	0	0
Total	$0	$0

Less deferred tax benefit:
Timing differences	(409,634)	(250,162)
Allowance for recoverability	409,634	250,162
Provision for income taxes	$0	$0

A reconciliation of provision for income taxes at the statutory rate to provision for income taxes at the Company's effective tax rate is as follows:

Statutory U.S. federal rate	34%	34%
Statutory state and local income tax	10%	10%
Less allowance for tax recoverability	-44%	-44%
Effective rate	0%	0%

Deferred income taxes are comprised of the following:

Timing differences	$409,634	$250,162
Allowance for recoverability	(409,634)	(250,162)
Deferred tax benefit	$0	$0

Note: The deferred tax benefits arising from the timing differences expires in fiscal year 2027 and 2028 and may not be recoverable upon the purchase of the Company under current IRS statutes.

6. Issuance of Common Stock and Options

In February 2007, the Company began an offering of 1,500,000 shares of its common stock through an offering as defined by Rule 501 of Regulation D of the Securities Exchange Act.  The offering price per share was $0.75.  The offering also includes common stock options to be issued to purchasers of common stock in excess of 6,667 shares at exercise prices and maturity dates depending upon the amount of shares purchased.  Please see the table below for a detail of exercise prices and maturity dates.

At the time of the issuance of the options, the Company applied an option pricing model to determine the fair value of the options issued using the following assumptions, the dividend yield is 0%, volatility is 40%, and a risk-free interest rate of 5.50%. The fair values generated by option pricing model may not be indicative of the future values, if any, that may be received by the option holder.

In fiscal year 2008, the Company issued 113,334 shares of common stock and 166,668 common stock options and received proceeds of $90,000.  Additionally, the Company issued 20,000 shares of its common stock to a consultant for services rendered and recorded a consulting expense of $15,001 in the statement of operations for fiscal year 2008.

During fiscal year 2009, the Company issued 34,450 shares of common stock and received proceeds of $34,450.  No options were issued during fiscal year 2009.

There is no formal stock option plan for employees.

A list of options outstanding at June 30, 2009 is as follows:

			Estimated
			Average
		Average	Years to
	Amount	Exercise Price	Maturity

Outstanding at June 30, 2007	3,194,932	$0.41	4.24

Issued	166,668
Expired	0
Exercised	0

Outstanding at June 30, 2008	3,361,600	$0.41	3.46

Issued	0
Expired	0
Exercised	0

Outstanding at June 30, 2009	3,361,600	$0.41	2.56

Options	Exercise	Maturity
Issued	Price	Date

103,936	$0.75	5-Feb-10
1,224,332	$0.50	5-Feb-11
1,033,333	$0.35	5-Feb-12
899,999	$0.25	4-Feb-13
100,000	$1.00	4-Feb-16

3,361,600

7. General Administrative Expenses

A detail of general administrative expenses in the statement of operations at June 30, 2009 and June 30, 2008 is as follows:

	2009	2008

Salaries & benefits	$227,855	$109,500
Automobile expense	7,710	9,402
Bad debt expense	123,571	25,930
Bank fees	3,420	777
Depreciation- office equipment	2,967	1,296
Insurance	63,730	55,319
Licenses	9,092	6,463
Management consulting	181,162	176,014
Marketing	41,844	5,933
Meals	4,814	6,688
Administration	95,228	45,082
Professionals & consulting fees	47,473	74,924
Rent expense	190,771	106,587
Taxes	12,403	14,910
Telephone	43,564	29,432

Total	$1,055,604	$668,257

8.  Fixed Assets- Net

The following table is a summary of fixed assets at June 30, 2009 and June 30, 2008:

	2009	2008

Vehicles	$546,650	$345,750
Equipment	277,380	24,966
Office equipment	6,532	3,881
Furniture & fixtures	15,035	0
Accumulated depreciation	(200,267)	(85,406)

Fixed assets- net	$645,330	$289,191

Assets lease under capital lease agreements, more fully discussed in Note 9, are $736,652 with accumulated depreciation of $177,411 at June 30, 2009.  Depreciation expense on these leased assets for fiscal years 2009 and 2008 is $98,073 and $61,434, respectively.

9. Commitments and Contingencies

The Company is committed to various non-cancelable operating leases for office, vehicle parking space, and recycling facilities in Washington State.  Future minimum lease payments required under these leases is as follows:

2010	$205,841
2011	221,035
2012	206,614
2013	209,837
2014	94,504

Total	$937,831

Rent expense for fiscal years 2009 and 2008 is $190,771 and $106,587, respectively.

The Company has entered into various capital lease agreements for the vehicle equipment.  Future minimum lease payments required under these leases is as follows:

2010	$198,067
2011	181,086
2012	92,820
2013	86,361
2014	68,201
2015	29,421

Total minimum lease payments	$655,957

Less amounts representing interest	(104,874)

Present value of net minimum lease payments	$551,083

10.  Litigation

The Company is a defendant in various lawsuits initiated against it as a result of the ordinary course of its business.  At the date of this report, management cannot predict the likelihood of an unfavorable of these lawsuits nor can management estimate a probable range of loss, if any, upon the resolution of these matters.  However, in the opinion of management, the eventual disposition of these lawsuits will not have a material effect on the Company’s financial position.

11. Related Party Transactions

During fiscal years 2009 and 2008, sales revenues of $291,999 and $267,610, respectively were generated from client companies owned by the Company’s management and other shareholders.  Accounts receivables from related parties at June 30, 2009 and June 30, 2008 were $6,678 and $8,108, respectively.

The Company has entered into equipment rental agreements with the secretary and treasurer of the Company and a majority shareholder.  The rental agreements are on a month to month basis and the Company has deposited $227,681 as security with this related party to secure the rental agreements.  The deposits are unsecured and non interest bearing. For the fiscal years 2008 and 2007, the Company paid $340,960 and $297,830, respectively to this related party for the equipment’s rental.

During fiscal year 2009, the Company issued notes payable to a shareholder and received proceeds of $115,000.  The loan is secured by the receivables of the Company and matures from May 2010 to July 2010.  Although there was no stated interest on these notes, the Company imputed an interest rate of 10.67% and recorded interest expense of $1,041 in the statement of operations for fiscal year 2009.

12. Non Cash Transactions

During fiscal years 2009 and 2008, the Company acquired $435,652 and $76,750, respectively, various equipment through capital leases which are more fully discussed in Note 9.  The transactions have been excluded from the statement of cash flows for the fiscal years 2009 and 2008 since the transactions did not involve the exchange of cash.

13. Debt and Credit Line

In October 2008, the Company issued a note payable to a creditor and received proceeds of $200,000.  The loan is secured by the receivables, cash on hand, and equipment of the Company and matures in December 2009 at an interest rate of 10%.

In January 2009, the Company issued a note payable to a creditor and received proceeds of $100,000.  The loan is secured by the receivables of the Company and matures in February 2010 at an interest rate of 12%.

The Company has a $10,000 line of credit from a bank at a fluctuating interest rate based on the prime interest rate.  The Company did not use the credit line in fiscal year 2008.

The Company has a $10,000 line of credit from a bank at a fluctuating interest rate based on the prime interest rate.  The Company did not use the credit line in fiscal year 2008 or 2009.

14. Going Concern

The accompanying financial statements have been presented in accordance with generally accepted accounting principals, which assume the continuity of the Company as a going concern.  However, the Company has incurred significant losses since its inception and continues to rely on financing and the issuance of shares to raise capital to fund its business operations.

Management’s plans with regard to this matter are as follows:

Management planes to raise capital through an offering of its common stock.  The Company will use the proceeds of this offering to purchase the leased equipment discussed in Note 9.  Management estimates the purchase will save the Company approximately $475,000 in depreciation expense, leased trucks expense, and interest expenses.

DRS Inc.
Balance Sheets
As of March 31, 2010 and June 30, 2009

	Unaudited
ASSETS	31-Mar-10	30-Jun-09

Current assets:
Cash & short term deposits	$27,235	$18,481
Accounts receivable (net of allowance for bad debt)	611,461	329,037
Prepaid expenses	17,975	24,708
Total current assets	$656,671	$372,226

Other assets:
Fixed assets- net	521,858	645,330
Security deposits- related party	262,769	262,769

Total assets	$1,441,298	$1,280,325

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable & accrued expenses	$444,749	$465,888
Notes payable	300,000	300,000
Loan payable- shareholder	320,485	116,041
Capital lease payable- short term	158,439	153,963
Total current liabilities	$1,223,673	$1,035,892

Capital lease payable- long term	278,641	397,120

Shareholders' equity:
Common stock- $.001 par value, authorized 25,000,000 shares, issued and outstanding, 15,903,718 shares at 6/30/09 and
17,803,718 at 3/31/10	$17,803	$15,903
Additional paid in capital	12,284,243	11,458,893
Retained deficit	(12,363,062)	(11,627,483)
Total shareholders' equity	(61,016)	(152,687)

Total Liabilities & Shareholders' Equity	$1,441,298	$1,280,325

See the notes to the financial statements.

DRS Inc.
Statements of Operations
For the Nine Months and Quarters Ended Match 31, 2010 and March 31, 2009

	9 Months	9 Months	3 Months	3 Months
	31-Mar-10	31-Mar-09	31-Mar-10	31-Mar-09

Revenues:
Net revenues	$1,347,507	$2,747,542	$306,582	$1,066,590
Cost of revenues	(1,296,908)	(2,121,765)	(348,285)	(623,837)
Net revenues	$50,599	$625,777	$(41,703)	$442,753

General and administrative expenses:
General administration	$697,929	$765,399	$383,453	$448,695
Total general & administrative expenses	697,929	765,399	383,453	448,695

Net loss from operations	$(647,330)	$(139,622)	$(425,156)	$(5,942)

Other revenues (expenses):
Interest income	0	580	0	0
Interest expense	(88,249)	(26,727)	(42,058)	(2,213)

Net loss before provision for income taxes	$(735,579)	$(165,769)	$(467,214)	$(8,155)

Provision for income taxes	0	0	0	0

Net loss	$(735,579)	$(165,769)	$(467,214)	$(8,155)

Loss per common share:
Basic & fully diluted	$(0.04)	$(0.01)	$0.00	$(0.00)

Weighted average of common shares:
Basic & fully diluted	16,467,528	15,868,268	17,605,044	15,868,268

See the notes to the financial statements.

DRS Inc.
Statements of Cash Flows
For the Nine Months Ended March 31, 2010 and March 31, 2009

	Unaudited	Unaudited
	31-Mar-10	31-Mar-09
Operating Activities:
Net loss	$(735,579)	$(165,769)
Adjustments to reconcile net loss items
not requiring the use of cash:
Depreciation expense	163,387	24,330
Bad debt expense	0	18,413
Interest expense	3,448	8,438
Consulting expense	337,500	0
Changes in other operating assets and liabilities :
Accounts receivable	(282,424)	(151,090)
Prepaid expense	6,733	(58,288)
Accounts payable	(21,139)	259,639
Net cash used by operations	$(528,074)	$(64,327)

Investing Activities:
Security deposits	$0	$(12,901)
Purchase of equipment	(39,915)	(89,844)
Net cash used by investing activities	(39,915)	(102,745)

Financing Activities:
Issuance of common stock	$482,750	$0
Subscriptions received	0	27,450
Options exercised	7,000	0
Loans from shareholder	200,996	145,343
Payment of capital lease	(114,003)	(56,246)
Net cash provided by financing activities	576,743	116,547

Net increase (decrease) in cash during the period	$8,754	$(50,525)

Cash balance at July 1st	18,481	50,525

Cash balance at March 31st	$27,235	$0

Supplemental disclosures of cash flow information:
Interest paid during the period	$84,801	$18,289
Income taxes paid during the period	$0	$0

See the notes to the financial statements.

DRS Inc.
Statement of Changes in Shareholder’s Defict
For the Nine Months Ended March 31, 2010 and March 31, 2009
(Unaudited)

						Issue
	Common	Common	Paid in	Accumulated		Price Per
	Shares	Par Value	Capital	Deficit	Total	Share

Balance at June 30, 2009	15,903,718	$15,903	$11,458,893	$(11,627,483)	$(152,687)

Issuance of common stock	1,136,000	1,136	481,614		482,750	$0.42

Shares issued to consultant	750,000	750	336,750		337,500	$0.45

Options exercised	14,000	14	6,986		7,000

Net loss for the period				(735,579)	(735,579)

Balance at March 31, 2010	17,803,718	$17,803	$12,284,243	$(12,363,062)	$(61,016)

	Common	Common	Paid in	Accumulated
	Shares	Par Value	Capital	Deficit	Total

Balance at June 30, 2008	15,868,268	$15,868	$11,423,478	$(11,047,706)	$391,640

Subscriptions received			27,450		27,450

Net loss for the period				(165,769)	(165,769)

Balance at March 31, 2009	15,868,268	$15,868	$11,450,928	$(11,213,475)	$253,321

See the notes to the financial statements.

DRS Inc.
Notes to the Financial Statements
For the Nine Months Ended March 31, 2010 and March 31, 2009

1.  Organization of the Company and Significant Accounting Principles

DRS Inc. (the “Company”) is a privately held corporation formed in November 2006 in the state of Nevada. The Company removes drywall and other rubbish from construction sites for disposal and recycling.  The Company operates mainly in the state of Washington.

Use of Estimates- The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make reasonable estimates and assumptions that affect the reported amounts of the assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses at the date of the financial statements and for the year they include.  Actual results may differ from these estimates.

Cash- For the purpose of calculating changes in cash flows, cash includes all cash balances and highly liquid short-term investments with maturity dates of three months or less.

Fixed Assets- Fixed assets are stated at cost. Depreciation expense is computed using the straight-line method over the estimated useful life of the asset. The following is a summary of the estimated useful lives used in computing depreciation expense:

Office equipment	3 years
Vehicles	5 years
Equipment	3 Years
Furniture & fixtures	5 Years

Expenditures for major repairs and renewals that extend the useful life of the asset are capitalized.  Minor repair expenditures are charged to expense as incurred.

Long Lived Assets- The Company reviews for the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount.

Income taxes- The Company accounts for income taxes in accordance with the Statement of Accounting Standards No. 109  (SFAS No. 109), "Accounting for Income Taxes".  SFAS No. 109 requires an asset and liability approach to financial accounting and reporting for income taxes.  Deferred income tax assets and liabilities are computed annually for differences between financial statement and income tax bases of assets and liabilities that will result in taxable income or deductible expenses in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income.  Valuation allowances are established when necessary to reduce deferred tax assets and liabilities to the amount expected to be realized.  Income tax expense is the tax payable or refundable for the period adjusted for the change during the period in deferred tax assets and liabilities.

Revenue Recognition- The Company realizes revenues from drywall removal jobs when the existence of an unconditional binding arrangement with a client is present, the work has been performed, the Company fees are determined and fixed, and the assurance of the revenue collection is reasonably secured.

Bad Debt Expense- The Company provides, through charges to income, a charge for bad debt expense, which is based upon management's evaluation of numerous factors.  These factors include economic conditions, a predictive analysis of the outcome of the current portfolio and prior credit loss experience.

2.  Net Loss per Share

The Company applies SFAS No. 128, Earnings per Share to compute net loss per share. In accordance with SFAS No. 128, basic net loss per share has been computed based on the weighted average of common shares outstanding during the years. Diluted net loss per share gives the effect of outstanding common stock equivalents of the warrants outstanding. The effects on net loss per share of the common stock equivalents, however, are not included in the calculation of net loss per share since their inclusion would be anti-dilutive.

Net loss per common share has been computed as follows:

	31-Dec-09	31-Dec-08

Net loss	$(735,579)	$(165,769)

Total common shares outstanding	17,803,718	15,868,268

Weighted average of shares outstanding	16,467,528	15,868,268

Loss per common share:
Basic & fully diluted	$(0.04)	$(0.01)

3.  Provision for Income Taxes

Provision for income taxes is comprised of the following:	31-Mar-10	31-Mar-09

Net loss before provision for income taxes	$(735,579)	$(165,769)

Current tax expense:
Federal	$0	$0
State	0	0
Total	$0	$0

Less deferred tax benefit:
Timing differences	(585,106)	(355,986)
Allowance for recoverability	585,106	355,986
Provision for income taxes	$0	$0

A reconciliation of provision for income taxes at the statutory rate to provision for income taxes at the Company's effective tax rate is as follows:

Statutory U.S. federal rate	34%	34%
Statutory state and local income tax	10%	10%
Less allowance for tax recoverability	-44%	-44%
Effective rate	0%	0%

Deferred income taxes are comprised of the following:

Timing differences	$585,106	$355,986
Allowance for recoverability	(585,106)	(355,986)
Deferred tax benefit	$0	$0

Note: The deferred tax benefits arising from the timing differences expires in fiscal year 2029 and 2028 and may not be recoverable upon the purchase of the Company under current IRS statutes.

4. Common Stock Options Outstanding

A list of options outstanding is as follows:

	Amount	Average Exercise Price	Estimated Average Years to Maturity

Outstanding at June 30, 2008	3,361,600	$0.41	3.46

Issued	0
Expired	0
Exercised	0

Outstanding at June 30, 2009	3,361,600	$0.41	2.56

Issued	6,000
Expired	(103,936)
Exercised	(14,000)

Outstanding at March 31, 2010	3,249,664	$0.40	1.88

5. General Administrative Expenses

A detail of general administrative expenses in the statement of operations is as follows:

	31-Mar-10	31-Mar-09

Salaries & benefits	$145,069	$226,300
Automobile expense	0	7,056
Bad debt expense	0	18,413
Bank fees	3,648	1,141
Depreciation- office equipment	1,059	326
Insurance	30,465	48,950
Licenses	3,989	6,892
Management consulting	0	0
Marketing	338,027	31,251
Meals	213	4,334
Administration	4,525	72,656
Professionals & consulting fees	62,877	182,138
Rent expense	81,495	123,449
Taxes	26,562	10,627
Telephone	0	31,866

Total	$697,929	$765,399

6.  Fixed Assets- Net

The following table is a summary of fixed assets:

	31-Mar-10	30-Jun-09

Vehicles	$557,145	$546,650
Equipment	307,518	277,380
Office equipment	6,532	6,532
Furniture & fixtures	15,036	15,035
Accumulated depreciation	(364,373)	(200,267)

Fixed assets- net	$521,858	$645,330

7. Commitments and Contingencies

The Company has entered into various capital lease agreements for the vehicle equipment.  Future minimum lease payments required under these leases is as follows:

2010	$190,626
2011	110,609
2012	88,753
2013	75,597
2014	38,879
2015	2,942

Total minimum lease payments	$507,407

Less amounts representing interest	(70,327)

Present value of net minimum lease payments	$437,080

8.  Litigation

The Company is a defendant in various lawsuits initiated against it as a result of the ordinary course of its business.  At the date of this report, management cannot predict the likelihood of an unfavorable of these lawsuits nor can management estimate a probable range of loss, if any, upon the resolution of these matters.  However, in the opinion of management, the eventual disposition of these lawsuits will not have a material effect on the Company’s financial position.

9. Related Party Transactions

During nine months ended March 31, 2010 and March 31, 2009, sales revenues to related parties were $103,683 and $160,991, respectively. Receivables from related parties were $2,783 and $38,614, respectively.

The Company has entered into equipment rental agreements with the secretary and treasurer of the Company and a majority shareholder.  The rental agreements are on a month to month basis and the Company has deposited $227,681 as security with this related party to secure the rental agreements.  The deposits are unsecured and non interest bearing.

During fiscal year 2009 and the first nine months of 2010, the Company issued notes payable to a shareholder and received proceeds of $303,000.  The loans are secured by the receivables of the Company and mature from May 2010 to July 2010.  Although there was no stated interest on these notes, the Company imputed an interest rate of 10.67% and recorded interest expense in the statement of operations.

10. Debt and Credit Line

In October 2008, the Company issued a note payable to a creditor and received proceeds of $200,000.  The loan is secured by the receivables, cash on hand, and equipment of the Company and matures in December 2009 at an interest rate of 10%. In January 2010, the maturity date of the loan was extended until February 1, 2012; provided, however, that the holder can call the loan at any time on 30 days notice. In November 2009, the maturity date of the loan was extended until November 30, 2011; provided, however, that the holder can call the loan at any time on 30 days notice.

In January 2009, the Company issued a note payable to a creditor and received proceeds of $100,000.  The loan is secured by the receivables of the Company and matures in February 2010 at an interest rate of 12%. In January 2010, the maturity date of the loan was extended until February 1, 2012; provided, however, that the holder can call the loan at any time on 30 days notice.

The Company has a $10,000 line of credit from a bank at a fluctuating interest rate based on the prime interest rate.  The balance on the credit line at March 31, 2010 was $1,700.

11. Going Concern

The accompanying financial statements have been presented in accordance with generally accepted accounting principals, which assume the continuity of the Company as a going concern.  However, the Company has incurred significant losses since its inception and continues to rely on financing and the issuance of shares to raise capital to fund its business operations.

Management’s plans with regard to this matter are as follows:

Management planes to raise capital through an offering of its common stock.  The Company will use the proceeds of this offering to purchase the leased equipment discussed in Note 9.  Management estimates the purchase will save the Company approximately $475,000 in depreciation expense, leased trucks expense, and interest expense.

 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the common stock being registered. All amounts, with the exception of the Securities and Exchange Commission filing fee, are estimates.

SEC filing fee	$67
Accounting fees and expenses	$1,000
Legal fees and expenses	$25,000
Printing and related expenses	$1,000
Transfer agent fees and expenses	$500
Miscellaneous	$500
Total	$28,067

Item 14.  Indemnification of Directors and Officers

Our Articles of Incorporation and Bylaws provide that every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer of DRS, or is or was serving at the request of DRS as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connections therewith. Such right of indemnification is stated to be a contract right which may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by DRS as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. Such right of indemnification is not exclusive of any other right which such directors, officers or representatives may have or thereafter acquire.

Our Articles of Incorporation also authorize our Board of Directors to adopt Bylaws from time to time with respect to indemnification, to provide the fullest indemnification permitted by the laws of the State of Nevada, and to cause the Company to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprises against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the corporation would have the power to indemnify such person.

Item 15.  Recent Sales of Unregistered Securities

From December 2006 through December 2007 we issued 1,388,268 shares of common stock to 47 investors in a private placement (the “2006 Private Placement Offering”) at a purchase price of $0.75 per share for aggregate proceeds of approximately $1,041,201. In connection with the 2006 Private Placement Offering, we also issued options to such investors for the purchase of up to 3,261,600 shares of common stock. Investors received options in connection with their purchase of shares based upon the amount of their investment in the offering. Those who invested between $5,000 and $10,000 were each issued an option (referred to herein as a “Series 1 Option”) to purchase the equivalent amount of shares of common stock at a price of $0.75 per share. The Series 1 Options expired on February 5, 2010. Those who invested between $10,000 and $50,000 were each issued an option (referred to herein as a “Series 2 Option”) to purchase the equivalent amount of shares of common stock at a price of $0.50 per share. The Series 2 Options expire on February 5, 2011. Those who invested between $50,000 and $100,000 were each issued a Series 2 Option to purchase the equivalent amount of shares of common stock and an additional option (referred to herein as a “Series 3 Option”) to purchase the equivalent amount of shares of common stock at a price of $0.35 per share. The Series 3 Options expire on February 5, 2012. Those who invested $100,000 or more were each issued a Series 2 Option to purchase the equivalent amount of shares of common stock, a Series 3 Option to purchase the equivalent amount of shares of common stock and an additional option (referred to herein as a “Series 4 Option”) to purchase the equivalent amount of shares of common stock at a price of $0.25 per share. The Series 4 Options expire on February 5, 2013. A total of 16 Series 1 Options were issued for the purchase of an aggregate of 105,936 shares of common stock, a total of 19 Series 2 Options were issued for the purchase of an aggregate of 1,510,332 shares of common stock, a total of 7 Series 3 Options were issued for the purchase of an aggregate of 1,033,333 shares of common stock and a total of 5 Series 4 Options were issued for the purchase of an aggregate of 899,999 shares of common stock. If all of the currently outstanding 2006 Private Placement Offering Options were exercised (noting that all Series 1 Options have expired), the Company would receive approximately $1,191,832 in total proceeds. The securities sold in the private placement were sold exclusively by our officers and directors for cash and no commissions were paid with respect to such sales.  Of the 47 investors who purchased shares in the offering, 21 were “accredited investors” (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act) and 26 were nonaccredited.

On December 11, 2007 we issued 20,000 shares of common stock to an individual in exchange for legal services valued at $15,000.

On March 16, 2009 we issued 150,000 shares of common stock to an individual in exchange for services valued at $108,000 that were rendered with regard to national marketing as well as lobbying to pass laws making it illegal to dump sheet rock outside of designated areas.

On March 16, 2009 we issued 160,000 shares of common stock to an individual in exchange for services valued at $115,200 that were rendered with regard to internet marketing, website construction and consulting services rendered in connection with locating new crushing site areas.

On March 16, 2009 we issued 150,000 shares of common stock to an individual in exchange for marketing services valued at $108,000.

On January 7, 2010 we issued 4,000 shares of common stock at a price of $0.75 per share for aggregate cash proceeds of $3,000 to an individual. In addition to the shares purchased we also issued to the purchaser an option for the purchase of up to 4,000 shares of common stock at an exercise price of $0.75 per share that expires November 2, 2010.

On January 7, 2010 we issued 2,000 shares of common stock at a price of $0.75 per share for aggregate cash proceeds of $1,500 to an individual. In addition to the shares purchased we also issued Mr. Jasen an option for the purchase of up to 2,000 shares of common stock at an exercise price of $0.75 per share that expires November 2, 2010.

On January 7, 2010 we issued 10,000 shares of common stock at a price of $0.30 per share for aggregate cash proceeds of $3,000 to an individual.  In addition to the shares, we also issued Mr. Nelson an option for the purchase of up to 14,000 shares of common stock at an exercise price of $0.50 per share which was exercised on January 7, 2010 for aggregate consideration of $7,000.

On January 7, 2010 we issued 72,000 shares of common stock at a price of $0.25 per share for aggregate cash proceeds of $18,000 to an individual.

On January 8, 2010 we issued 750,000 shares of common stock to a company in exchange for consulting and advisory services, investor relations and marketing and promotion of the Company at a national level.  Our contract with the company states the value of the share consideration to be $15,500.

On January 12, 2010 we issued 450,000 shares of common stock at a price of $0.45 per share for aggregate cash proceeds of $202,500 to an individual.

On January 12, 2010 we issued 450,000 shares of common stock at a price of $0.45 per share for aggregate cash proceeds of $202,500 to an individual.

On January 15, 2010 we issued 80,000 shares of common stock at a price of $0.25 per share for aggregate cash proceeds of $20,000 to an individual.

On January 17, 2010 we issued 50,000 shares of common stock at a price of $0.30 per share for aggregate cash proceeds of $20,000 to an individual.

On July 2, 2010 we issued to G2 International, Inc. (“G2”) an option to purchase up to 1,500,000 shares of common stock at a price of $0.07 per share that expires one year from the date of issuance. The option was issued in connection with the investor’s agreement to loan us of up to $100,000. See “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND CORPORATE GOVERNANCE.”

The securities described in this Item 15 were privately offered and sold in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act. The Company reasonably believed that each of the investors receiving such securities had access to information concerning its operations and financial condition and acquired the securities for its own account and not with a view to the distribution thereof. Unless otherwise noted above, the Company believes each of the investors described in this Item 15 who acquired securities to be “accredited investors” (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act). Furthermore, the Company believes it made no “general solicitation of investors” with respect to its sale of any of the securities.

Item 16.  Exhibits and Financial Statements Schedules

(a)	Financial Statements

The following documents are filed as part of this Registration Statement on Form S-1 beginning on the pages referenced below:

Page
Audited Financial Statements For the Years Ended June 30, 2009 and June 30, 2008
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheets as of June 30, 2009 and June 30, 2008	F-3
Statements of Operations for the years ended June 30, 2009 and June 30, 2008	F-4
Statements of Cash Flows for the years ended June 30, 2009 and June 30, 2008	F-5
Statement of Changes in Shareholder’s Equity for the years ended June 30, 2009 and June 30, 2008	F-6
Notes to the Financial Statements for the years ended June 30, 2009 and June 30, 2008	F-7 – F-13

Financial Statements For the Nine Months and Quarters ended March 31, 2010 (Unaudited) and March 31, 2009 (Unaudited)
Balance Sheets as of March 31, 2010 (Unaudited) and June 30, 2009 (Audited)	F-14
Statements of Operations for the Nine Months and Quarters ended March 31, 2010 (Unaudited) and March 31, 2009 (Unaudited)	F-15
Statements of Cash Flows for the Nine Months ended March 31, 2010 (Unaudited) and March 31, 2009 (Unaudited)	F-16
Statement of Changes in Shareholder’s Deficit for the Nine Months ended March 31, 2010 (Unaudited) and March 31, 2009 (Unaudited)	F-17
Notes to the Financial Statements for the Nine Months ended March 31, 2010 and March 31, 2009	F-18 – F-22

(b)	Exhibits

The following exhibits are filed as part of this Registration Statement on Form S-1 or are incorporated by reference as described below.

Exhibit	Description
3.1
Articles of Incorporation of DRS Inc. filed November 17, 2006 (incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form S-1 filed with the Commission on January 23, 2009).

3.2	Bylaws of DRS Inc. adopted on November 17, 2006 (incorporated by reference to Exhibit 3.2 of the Company’s Registration Statement on Form S-1 filed with the Commission on January 23, 2009).
4.1	Specimen Stock Certificate*
4.2	Form of Subscription Agreement (incorporated by reference to Exhibit 10.1 of the Company’s Registration Statement on Form S-1 (Amendment No. 5) filed with the Commission on January 23, 2009)
4.3	Form of Option Agreement (incorporated by reference to Exhibit 10.2 of the Company’s Registration Statement on Form S-1 (Amendment No. 5) filed with the Commission on January 23, 2009)
4.4	Form of Option Agreement*
4.5	Form of Option Agreement*
4.6
Form of Amendment to DRS Inc. Option Agreement (incorporated by reference to Exhibit 10.3 of the Company’s Registration Statement on Form S-1 (Amendment No. 5) filed with the Commission on January 23, 2009)

4.7	Stock Option Agreement dated July 2, 2010 issued to G2 International, Inc.*
5.1	Opinion of Munck Carter, LLP*
10.1
Equipment Lease Agreements between the Company and George Guimont (incorporated by reference to Exhibit 10.4 of the Company’s Registration Statement on Form S-1 (Amendment No. 5) filed with the Commission on January 23, 2009)

10.2	Commercial Lease dated April 8, 2009 by and between Northshore Properties LLC and DRS Inc.*
10.3	Secured Promissory Note dated July 2, 2010 issued to G2 International, Inc.*
10.4	Stock Option Agreement dated July 2, 2010 issued to G2 International, Inc.(filed as Exhibit 4.7)
10.5	Subordination Agreement dated July 2, 2010 by and among the Company, G2 International and Daniel Mendes (1)*
10.6	Promissory Note in the principal amount of $40,000 issued to Daniel Mendes on April 14, 2009(1)*
10.7	Promissory Note in the principal amount of $65,000 issued to Daniel Mendes on June 28, 2009(1)*
10.8	Promissory Note in the principal amount of $20,000 issued to Daniel Mendes on August 15, 2009(1)*
10.9	Promissory Note in the principal amount of $8,000 issued to Daniel Mendes on August 21, 2009(1)*
10.10	Promissory Note in the principal amount of $10,000 issued to Daniel Mendes on October 27, 2009(1)*
10.11	Promissory Note in the principal amount of $10,000 issued to Daniel Mendes on November 12, 2009(1)*
10.12	Promissory Note in the principal amount of $40,000 issued to Daniel Mendes on November 30, 2009(1)*
10.13	Promissory Note in the principal amount of $15,000 issued to Daniel Mendes on December 7, 2009(1)*
10.14	Promissory Note in the principal amount of $15,000 issued to Daniel Mendes on January 7, 2010(1)*
10.15	Promissory Note in the principal amount of $10,000 issued to Daniel Mendes on February 24, 2010(1)*
10.16	Promissory Note in the principal amount of $20,000 issued to Daniel Mendes on February 26, 2010(1)*
10.17	Promissory Note in the principal amount of $10,000 issued to Daniel Mendes on March 16, 2010(1)*
10.18	Promissory Note in the principal amount of $40,000 issued to Daniel Mendes on March 19, 2010(1)*
10.19
Rental Agreement dated June 15, 2007 between the Company and Daniel Mendes (incorporated by reference to Exhibit 10.4 of the Company’s Registration Statement on Form S-1 (Amendment No. 5) filed with the Commission on January 23, 2009) (1)

10.20
Letter Agreement dated January 16, 2007 between the Company and George Guimont regarding Leasing of Equipment(incorporated by reference to Exhibit 10.4 of the Company’s Registration Statement on Form S-1 (Amendment No. 5) filed with the Commission on January 23, 2009) (1)

10.21
Letter Agreement dated January 16, 2007 between the Company and George Guimont regarding Leasing of Equipment(incorporated by reference to Exhibit 10.4 of the Company’s Registration Statement on Form S-1 (Amendment No. 5) filed with the Commission on January 23, 2009) (1)

10.22
Letter Agreement dated January 16, 2007 between the Company and George Guimont regarding Leasing of Equipment(incorporated by reference to Exhibit 10.4 of the Company’s Registration Statement on Form S-1 (Amendment No. 5) filed with the Commission on January 23, 2009) (1)

10.23
Letter Agreement dated January 16, 2007 between the Company and George Guimont regarding Leasing of Equipment(incorporated by reference to Exhibit 10.4 of the Company’s Registration Statement on Form S-1 (Amendment No. 5) filed with the Commission on January 23, 2009) (1)

10.24
Letter Agreement dated January 16, 2007 between the Company and George Guimont regarding Leasing of Equipment(incorporated by reference to Exhibit 10.4 of the Company’s Registration Statement on Form S-1 (Amendment No. 5) filed with the Commission on January 23, 2009) (1)

10.25
Letter Agreement dated January 16, 2007 between the Company and George Guimont regarding Leasing of Equipment(incorporated by reference to Exhibit 10.4 of the Company’s Registration Statement on Form S-1 (Amendment No. 5) filed with the Commission on January 23, 2009) (1)

10.26
Letter Agreement dated January 16, 2007 between the Company and George Guimont regarding Leasing of Equipment(incorporated by reference to Exhibit 10.4 of the Company’s Registration Statement on Form S-1 (Amendment No. 5) filed with the Commission on January 23, 2009) (1)

10.27
Letter Agreement dated January 16, 2007 between the Company and George Guimont regarding Leasing of Equipment(incorporated by reference to Exhibit 10.4 of the Company’s Registration Statement on Form S-1 (Amendment No. 5) filed with the Commission on January 23, 2009) (1)

10.28
Letter Agreement dated January 16, 2007 between the Company and George Guimont regarding Leasing of Equipment(incorporated by reference to Exhibit 10.4 of the Company’s Registration Statement on Form S-1 (Amendment No. 5) filed with the Commission on January 23, 2009) (1)

10.29
Letter Agreement dated January 16, 2007 between the Company and George Guimont regarding Leasing of Equipment(incorporated by reference to Exhibit 10.4 of the Company’s Registration Statement on Form S-1 (Amendment No. 5) filed with the Commission on January 23, 2009) (1)

10.30
Letter Agreement dated January 16, 2007 between the Company and George Guimont regarding Leasing of Equipment(incorporated by reference to Exhibit 10.4 of the Company’s Registration Statement on Form S-1 (Amendment No. 5) filed with the Commission on January 23, 2009) (1)

10.31
Letter Agreement dated January 16, 2007 between the Company and George Guimont regarding Leasing of Equipment(incorporated by reference to Exhibit 10.4 of the Company’s Registration Statement on Form S-1 (Amendment No. 5) filed with the Commission on January 23, 2009) (1)

10.32
Letter Agreement dated January 16, 2007 between the Company and George Guimont regarding Leasing of Equipment(incorporated by reference to Exhibit 10.4 of the Company’s Registration Statement on Form S-1 (Amendment No. 5) filed with the Commission on January 23, 2009) (1)

10.33
Letter Agreement dated January 16, 2007 between the Company and George Guimont regarding Leasing of Equipment(incorporated by reference to Exhibit 10.4 of the Company’s Registration Statement on Form S-1 (Amendment No. 5) filed with the Commission on January 23, 2009) (1)

10.34
Letter Agreement dated January 16, 2007 between the Company and George Guimont regarding Leasing of Equipment(incorporated by reference to Exhibit 10.4 of the Company’s Registration Statement on Form S-1 (Amendment No. 5) filed with the Commission on January 23, 2009) (1)

10.35
Letter Agreement dated January 16, 2007 between the Company and George Guimont regarding Leasing of Equipment(incorporated by reference to Exhibit 10.4 of the Company’s Registration Statement on Form S-1 (Amendment No. 5) filed with the Commission on January 23, 2009) (1)

10.36
Letter Agreement dated January 16, 2007 between the Company and George Guimont regarding Leasing of Equipment(incorporated by reference to Exhibit 10.4 of the Company’s Registration Statement on Form S-1 (Amendment No. 5) filed with the Commission on January 23, 2009) (1)

10.37
Letter Agreement dated January 16, 2007 between the Company and George Guimont regarding Leasing of Equipment(incorporated by reference to Exhibit 10.4 of the Company’s Registration Statement on Form S-1 (Amendment No. 5) filed with the Commission on January 23, 2009) (1)

10.38
Letter Agreement dated January 16, 2007 between the Company and George Guimont regarding Leasing of Equipment(incorporated by reference to Exhibit 10.4 of the Company’s Registration Statement on Form S-1 (Amendment No. 5) filed with the Commission on January 23, 2009) (1)

10.39
Letter Agreement dated January 16, 2007 between the Company and George Guimont regarding Leasing of Equipment(incorporated by reference to Exhibit 10.4 of the Company’s Registration Statement on Form S-1 (Amendment No. 5) filed with the Commission on January 23, 2009) (1)

10.40
Letter Agreement dated March 1, 2007 between the Company and George Guimont regarding Leasing of Equipment(incorporated by reference to Exhibit 10.4 of the Company’s Registration Statement on Form S-1 (Amendment No. 5) filed with the Commission on January 23, 2009) (1)

10.41
Equipment Rental Agreement dated July 1, 2007 among the Company and Daniel Mendes and George Guimont (incorporated by reference to Exhibit 10.4 of the Company’s Registration Statement on Form S-1 (Amendment No. 5) filed with the Commission on January 23, 2009) (1)

10.42	Loan Agreement in the principal amount of $200,000 between the Company and Eric Landerholm dated October 28, 2008*
10.43	Promissory Note in the principal amount of $100,000 issued to Terry Wong on January 30, 2009*
10.44	Letter Agreement between the Company and Terry Wong dated January 25, 2010*
10.45	Letter Agreement between the Company and Eric Landerholm dated November 20, 2009*
10.46	Consulting Agreement dated November 5, 2009 between the Company and V3 Services, Inc.*
23.1	Consent of Donahue Associates, LLC*
23.2	Consent of Munck Carter, LLP (included in Exhibit 5.1)

* Filed herewith.

(1) Signifies a management agreement.

Item 17.                      Undertakings

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

5.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mercer Island, State of Washington, on this 6th day of July, 2010.

DRS INC.

By:	/s/ Daniel Mendes
Daniel Mendes, President, Principal Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures		Title	Date

By:	/s/ Daniel Mendes	President, Principal Executive Officer	July 6, 2010
	Daniel Mendes	and Director

By:	/s/ George Guimont	Secretary/Treasurer, Principal	July 6, 2010
	George Guimont	Financial Officer, Principal Accounting Officer and Director